UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CHIQUITA BRANDS INTERNATIONAL

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

CHIQUITA BRANDS INTERNATIONAL, INC.

Chiquita Center

250 East Fifth Street

Cincinnati, Ohio 45202

__________________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 22, 2008

__________________________________

Dear Shareholder:

It is my pleasure to invite you to attend the 2008 Annual Meeting of Shareholders of Chiquita Brands International, Inc.

The meeting will be held in the Continental Room of the Hilton Cincinnati Netherland Plaza, 35 West Fifth Street, Cincinnati, Ohio at 10:00 a.m. on May 22, 2008. At the meeting, you will be asked to:

(1)	Elect eight directors;

(2)	Reapprove the performance measures applicable to performance-based awards under the Chiquita Stock and Incentive Plan;

(3)	Consider any other matters that may properly be brought before the meeting.

Your vote is important. Whether or not you attend the meeting in person, I urge you to vote as soon as possible. You may either follow the instructions on the enclosed proxy card for internet voting and telephone voting or vote, sign, date and return the proxy card by mail. Thank you for participating in this important process and voting your proxy promptly.

We look forward to seeing you at the meeting.

Sincerely,

/s/ Fernando Aguirre

Fernando Aguirre
Chairman, President and
Chief Executive Officer

Cincinnati, Ohio

April 15, 2008

PROXY STATEMENT

CHIQUITA BRANDS INTERNATIONAL, INC.

Annual Meeting of Shareholders

May 22, 2008

INFORMATION ABOUT THE MEETING, VOTING AND ATTENDANCE

We are sending you this proxy statement and the enclosed proxy card because Chiquita’s Board of Directors is soliciting your proxy to vote your shares at the 2008 Annual Meeting. At the meeting, shareholders will be asked to elect eight directors, reapprove the performance measures applicable to certain awards under the Chiquita Stock and Incentive Plan (the “Plan”) and consider any other matters that may properly be brought before the meeting. You are invited to attend the meeting where you may vote your shares directly. However, whether or not you attend the meeting, you may vote by proxy as described on the next page.

We expect to begin mailing these proxy materials on or about April 21, 2008, to shareholders of record at the close of business on April 1, 2008 (the “Record Date”).

Who Can Vote

Only holders of record of common stock at the close of business on the Record Date may vote at the meeting. On the Record Date, there were 43,185,913 shares of common stock outstanding and entitled to vote. Each share of common stock that you owned as of the Record Date entitles you to one vote on each matter to be voted on at the meeting.

Shares Held in “Street Name” – If your shares were held in the name of your broker, bank, or other nominee on the Record Date, the nominee should be contacting you to seek your instructions on how to vote. If you do not instruct your nominee before the Annual Meeting, then under current New York Stock Exchange rules, the nominee has discretionary authority to vote your shares on the election of directors and the reapproval of the Stock Plan’s performance measures. If a nominee does not have discretionary voting authority on a matter, the nominee may not vote on that matter unless it receives voting instructions from you. YOUR PERSONAL VOTE IS VERY IMPORTANT. WE URGE YOU TO PROVIDE YOUR BROKER, BANK, OR OTHER NOMINEE WITH VOTING INSTRUCTIONS PROMPTLY.

Quorum Requirement

A quorum of shareholders is necessary to hold a valid meeting. A quorum will exist if holders of a majority of the shares entitled to vote at the meeting (21,592,957 shares) are present in person or by proxy. Abstentions, broker non-votes and votes withheld from director nominees count as shares present at the meeting for purposes of establishing a quorum.

How to Vote Your Shares Held of Record

If you are a shareholder of record, you can vote before or at the Annual Meeting in any of the four ways described below. If you vote on the internet or by telephone or proxy card, you are authorizing the persons named on the enclosed proxy card (the “management proxies”) to vote your shares in the manner you direct.

•	By Internet – You may vote on the internet at www.eproxy.com/cqb. The enclosed proxy card describes how to do this. Internet voting will close at 1:00 p.m., Eastern Time, May 21, 2008.

•

By Telephone – In the U.S. and Canada, you may vote by calling 1-800-560-1965 (toll free). The enclosed proxy card describes how to do this. Telephone voting will close at 1:00 p.m., Eastern Time, on May 21, 2008.

•	By Mail – You may vote by completing, signing, dating, and returning the enclosed proxy card. This proxy card must be received by the close of business on May 21, 2008.

•	In Person – You may come to the Annual Meeting and cast your vote there.

Voting Authority of Management Proxies

If you vote by proxy, the management proxies will vote as directed by you. If you send in a properly executed proxy card without specific voting instructions, your shares represented by the proxy will be voted as recommended by the Board of Directors, namely:

•	FOR the election of all eight nominees for director; and
•	FOR the reapproval of the Stock Plan’s performance measures.

Other Business – We are not aware of any other matter that is expected to be acted upon at the meeting.

How to Change or Revoke Your Proxy Vote

If you give internet or telephone voting instructions or send in a proxy card and later want to change or revoke your vote, you may do so at any time provided that your instructions are received before voting closes for the method you select. You may change or revoke your vote by:

•	giving new voting instructions on the internet or by telephone or by mailing a proxy card with a later date;

•	notifying Chiquita’s Corporate Secretary in writing at the address listed at the back of this proxy statement that you have revoked your proxy; or

•	voting in person at the Annual Meeting.

You may use any method to change your vote, regardless of the method first used to submit it. The proxy tabulator will count only the most recent vote received.

How to Vote Shares Held in Chiquita’s Employee Benefit Plans

If you hold Chiquita common stock in one of the company’s employee benefit plans, you cannot vote your shares directly. The Trustee for each plan must vote the shares held in the plan.

In the case of the Chiquita 401(k) Savings and Investment Plan (“401(k) Plan”) and the Chiquita Employee Stock Purchase Plan (“ESPP”), the Trustee will send you a voting instruction card, which will indicate the number of shares of Chiquita common stock credited to your plan account on the Record Date. If you provide voting instructions, the Trustee will vote the shares as you direct. If you do not provide voting instructions, the terms of the plans require the Trustees to vote as described below:

•	Shares in the 401(k) Plan for which no instructions are received will be voted in the same proportion as the shares in the 401(k) Plan for which voting instructions are received; and

•	Shares in the ESPP for which no instructions are received will not be voted.

In accordance with the terms of the Chiquita Tropical Retirement Savings Plan, the Trustee will vote all shares held in that plan without instructions from participants.

No voting rights attach to restricted shares granted under the Stock Plan that have been granted but are not yet vested and issued.

Method and Cost of Soliciting Proxies

We have asked banks, brokers, and other institutions, nominees, and fiduciaries to forward the proxy material to beneficial owners and obtain authority to execute proxies on their behalf, and we will reimburse them for their expenses in doing so. We also have retained Georgeson Inc., a proxy solicitation firm, to assist us in the distribution of proxy material and solicitation of proxies. We have agreed to pay them a fee of $6,500 plus out-of-pocket expenses. Proxies also may be solicited by Chiquita’s management, without additional compensation, through the mail, in person, or by telephone or electronic means.

Admission to the Meeting

Admission to the meeting will be limited to Chiquita shareholders of record, persons holding proxies from Chiquita shareholders, and beneficial owners of Chiquita common stock. If your shares are registered in your name, we will verify your ownership at the meeting in our list of shareholders as of the Record Date. If your shares are held through a broker or bank, you must bring proof of your ownership of the shares. This could consist of, for example, a bank or brokerage firm account statement or a letter from your bank or broker confirming your ownership as of the Record Date. You also may send proof of ownership to Chiquita’s Corporate Secretary, Chiquita Center, 250 East Fifth Street, Cincinnati, Ohio 45202 before the meeting and we will send you an admittance card.

Business to be Brought Before the Meeting

Under Chiquita’s Certificate of Incorporation, a shareholder may propose a matter for consideration at the Annual Meeting only if the shareholder properly notified Chiquita of the matter by March 25, 2008. Because Chiquita did not receive any such notices by that date, no matters proposed by shareholders may be considered at the meeting.

SECURITY OWNERSHIP OF CHIQUITA’S PRINCIPAL SHAREHOLDERS

The following table lists all the persons who were known, on the Record Date, to be beneficial owners of five percent or more of Chiquita’s common stock, its only voting security, based upon 43,185,193 shares outstanding as of that date.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership
	Common Stock
	Shares(1)	Percent of Class
FMR LLC 82 Devonshire Street Boston, MA 02109	6,386,077(2)	14.8%
Deutsche Bank AG Taunusanlage 12 D-60325 Frankfurt am Main Federal Republic of Germany	4,461,311(3)	10.3%
Dimensional Fund Advisors LP 1299 Ocean Avenue Santa Monica, CA 90401	3,615,204(4)	8.4%
OppenheimerFunds, Inc. Two World Financial Center 225 Liberty Street New York, NY 10281	2,129,495(5)	4.9%

(1)

Under the rules of the Securities and Exchange Commission (“SEC”), for purposes of preparing this table, shares are “beneficially owned” if a person has or shares the power (i) to vote them or direct their vote (“voting power”) or (ii) to sell them or direct their sale (“dispositive power”), even if the person has no financial interest in the shares. In addition, shares that a person has the right to acquire within 60 days are considered to be “beneficially owned.”

(2)

This information is based on a Schedule 13G amendment filed with the SEC on February 14, 2008 that reported sole voting power over 73,450 shares and sole dispositive power over 6,386,077 shares. According to the filing, Edward C. Johnson 3d, Chairman of FMRLLC, through its control of Fidelity Management & Research Company (“Fidelity”) and other related funds, each has sole dispositive power over 6,314,577 shares owned by the funds and specifically (i) Fidelity, which acts as investment adviser to various investment companies, beneficially owns 6,314,577 shares, (ii) Pyramis Global Advisors Trust Company (“PGATC”), an indirect bank subsidiary of FMR LLC, which serves as investment manager of institutional accounts, beneficially owns 70,100 shares, (iii) Fidelity International Limited beneficially owns 1,400 shares, (iv) Mr. Johnson and FMR LLC, through its control of PGATC, each has sole voting and dispositive power over 70,100 shares and (v) Mr. Johnson, certain funds and FMR LLC, through its control of Fidelity, each has sole dispositive power over 6,314,577 shares, but the sole voting power over shares owned directly by the funds resides with the funds’ boards of trustees.

(3)

This information is based on a Schedule 13G amendment filed with the SEC on February 5, 2008 in which the Corporate and Investment Banking business group and the Corporate Investments business group (collectively, “CIB”) of Deutsche Bank AG (“DBAG”) and its subsidiaries and affiliates reported that CIB has sole voting power over 3,884,311 shares and sole dispositive power over 4,461,311 shares. CIB disclaims beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which CIB or its employees have voting or investment discretion, or both, and (ii) certain investment entities, of which CIB is the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than CIB.

According to the filing, (i) DWS Investments S.A., Luxembourg has sole voting and sole dispositive power over 56,000 shares, (ii) Deutsche Asset Management Investmentgesellshaft has sole voting and sole dispositive power over 14,800 shares, (iii) Deutsche Bank Trust Company Americas has sole voting power over 37,300 shares and sole dispositive power over 38,600 shares, (iv) Deutsche Investment Management Americas Inc. has sole voting power over 1,555,461 shares and sole dispositive power over 2,114,161 shares, (v) Deutsche Asset Management International GmbH has sole dispositive power over 17,000 shares, (vi) DWS Investment GmbH has sole voting and sole dispositive power over 2,197,850 shares, and (vii) DWS Trust Company has sole voting and sole dispositive power over 22,900 shares. Each of these entities is an investment advisor subsidiary of DBAG except Deutsche Bank Trust Company Americas, which is a banking subsidiary.

(4)

This information is based on a Schedule 13G amendment filed with the SEC on February 6, 2008 in which Dimensional Fund Advisors LP, an investment adviser to four investment companies and investment manager to certain other commingled group trusts and separate accounts, reported that it has sole voting and sole dispositive power over 3,615,204 shares and that it disclaims beneficial ownership of such shares, all of which were reported as owned by the foregoing investment companies, group trusts and separate accounts.

(5)

This information is based on a Schedule 13G filed with the SEC on February 4, 2008 in which OppenheimerFunds, Inc. reported that it has shared voting and shared dispositive power over 2,129,495 shares. OppenheimerFunds disclaims beneficial ownership of these shares.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table shows the number of shares of common stock beneficially owned as of April 1, 2008 by each director, each person named in the Summary Compensation Table and all current directors and executive officers as a group.

	Amount and Nature of Beneficial Ownership
	Common Stock
Name of Beneficial Owner	Shares(1)		Percent of Class
Fernando Aguirre	554,447	(2) (3) (4)	1.3%
Morten Arntzen	87,329	(2) (5)	*
Howard W. Barker, Jr.	11,232	(5)	*
William H. Camp	0	(6)	*
Robert W. Fisher	72,965	(2) (5)	*
Clare M. Hasler	13,599	(3) (5)	*
Kevin Holland	15,149	(3)	*
Durk I. Jager	101,351	(2) (5)	*
Robert F. Kistinger	564,441	(7)	1.3%
Michael Loeb	28,635	(3)	*
Jaime Serra	69,598	(2) (5)	*
Steven P. Stanbrook	72,354	(2) (5)	*
Tanios Viviani	39,415	(3) (4)	*
Jeffrey M. Zalla	109,419	(2) (3) (8)	*
All current directors and
executive officers
as a group (17 persons)	1,308,328	(2) (3) (4) (5) (7) (8)	3.0%
*Less than 1% of outstanding shares.

(1)	Unless otherwise noted, each person has full voting and investment power over the shares listed.

(2)

Includes shares that may be acquired through the exercise of stock options within 60 days of April 1, 2008 in the following amounts: Mr. Aguirre, 325,000 shares; Mr. Arntzen, 50,000 shares; Mr. Fisher, 50,000 shares; Mr. Jager, 50,000 shares; Mr. Serra, 50,000 shares; Mr. Stanbrook, 50,000 shares; Mr. Zalla, 75,000 shares; and all current directors and executive officers as a group, 722,500 shares.

(3)

Does not include shares of restricted stock that will vest more than 60 days after April 1, 2008 in the following amounts: Mr. Aguirre, 140,317 shares; Dr. Hasler, 3,333 shares; Mr. Holland, 28,833 shares; Mr. Loeb, 17,398 shares; Mr. Viviani, 59,349 shares; Mr. Zalla, 40,108 shares; and all current directors and executive officers as a group, 385,026 shares.

(4)	Includes shares beneficially owned in the following amounts: Mr. Aguirre, 5,690 shares held in the names of his children; and Mr. Viviani, 27,894 shares held by his spouse.

(5)

Includes 12,500 shares of restricted stock granted to each of Messrs. Arntzen and Fisher, 10,051 shares granted to Mr. Barker, 10,000 shares granted to each of Messrs. Jager, Serra and Stanbrook and 2,500 shares granted to Dr. Hasler that are deliverable when the recipient ceases to be a non-employee director. Also includes, for the following directors, the following number of whole shares held as of April 1, 2008 under the Directors Deferred Compensation Program (“DDCP”) which will be issued following separation from service on the Board: Mr. Jager, 20,660 shares; Mr. Arntzen, 15,955 shares; Dr. Hasler, 4,226 shares; and Mr. Barker, 1,181 shares. Upon his retirement from the Board on May 22, 2008, Mr. Arntzen’s restricted stock awards will vest and the shares held under the DDCP will be issued.

(6)	Does not include 7,185 shares of restricted stock that were granted on April 3, 2008, the date Mr. Camp was appointed to the Board, that are deliverable when he ceases to be a non-employee director.

(7)

Mr. Kistinger’s ownership of Chiquita securities is reported as of December 31, 2007, the date his employment with the company ended. Includes 40,813 shares owned directly; 450,000 shares that may be acquired through the exercise of stock options that vested before his employment with the company ended; 69,478 shares of restricted stock that vested in full on December 31, 2007; 344 shares held in the 401(k) Plan; and 3,806 shares issuable upon the exercise of warrants to purchase Chiquita common stock. These securities are not included in the number of securities owned by all current directors and executive officers as a group.

(8)

Includes the following numbers of shares that may be acquired through the exercise of warrants in the following amounts: Mr. Zalla, 1,110 shares; and all current directors and executive officers as a group, 3,111 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Chiquita’s executive officers and directors and persons who own more than 10% of any class of its equity securities to file forms with the SEC and the New York Stock Exchange to report their ownership and any changes in their ownership of Chiquita equity securities. These persons must also provide Chiquita with copies of these reports when filed. Based on a review of copies of those forms, our records and written representations from our directors and executive officers that no other reports were required, Chiquita believes that all Section 16(a) filing requirements were complied with during and for 2007.

DISCUSSION OF PROPOSALS TO BE VOTED ON

PROPOSAL 1: ELECTION OF DIRECTORS

The Board of Directors currently is comprised of nine members. All existing directors have been nominated by the Board of Directors for election at the Annual Meeting except Morten Arntzen. Mr. Arntzen has informed the Board that he will retire from service on the Board effective on May 22, 2008, immediately prior to the annual meeting. The Board, acting pursuant to authority granted to it under the company’s Certificate of Incorporation, has unanimously voted to reduce the size of the Board to eight members upon the effectiveness of his retirement.

Each of the nominees listed below has consented to being named in this proxy statement and has agreed to serve if elected. If you elect them, they will hold office until the next annual meeting and until their successors have been elected and qualified. No shareholder may vote for more than eight nominees. We are not aware of any reason why any nominee would be unable to serve as a director if elected. However, if any nominee should become unable to serve as a director, the management proxies may vote for another nominee proposed by the Board, or the Board may reduce the number of directors to be elected. If any director resigns, dies or is otherwise unable to serve out his or her term, or if the Board increases the number of directors, the Board may fill the vacancy until the next annual meeting.

Under Chiquita’s Certificate of Incorporation, a shareholder may nominate a director at the Annual Meeting only if the shareholder properly notified Chiquita of the proposed nomination by March 25, 2008. Because Chiquita did not receive notice of any nominations by that date, no nominations by shareholders may be considered at the Annual Meeting.

Information About Nominees For Director

The eight nominees for election as directors are as follows:

Name, Age, and Tenure As Director	Current Committee Memberships	Current Occupation and Employment Background
Fernando Aguirre Age 50 Director since January 2004		Mr. Aguirre has been Chiquita’s President and Chief Executive Officer since January 2004 and its Chairman since May 2004. From July 2002 to January 2004 he served as President, Special Projects for The Procter & Gamble Company (“P&G”), a manufacturer and distributor of consumer products, and from July 2000 to June 2002 he was President of the Global Feminine Care business unit of P&G. From July 1999 to June 2000 he was Vice President of P&G’s Global Snacks and U.S. Food Products business units. Before that, Mr. Aguirre had served P&G in various capacities since 1980. Mr. Aguirre is also a director of Coca-Cola Enterprises Inc.

Howard W. Barker, Jr. Age 61 Director since September 2007	Audit (Chair)	Mr. Barker was employed by KPMG LLP from July 1972 and served as a partner of KPMG LLP from July 1982 until he retired in September 2002. He is a member of the American Institute of Certified Public Accountants, the Connecticut Society of Certified Public Accountants and the Florida Institute of Public Accountants. Mr. Barker is also a director of priceline.com Incorporated and Medco Health Solutions, Inc.

William H. Camp Age 59 Director since April 2008		Mr. Camp was employed as Executive Vice President, Asia Strategy of Archer Daniels Midland Company (“ADM”), an agricultural processing company and manufacturer of value-added food and feed ingredients, from August 2007 until he retired in December 2007. Mr. Camp served ADM as Executive Vice President, Processing from January 2004 to August 2007 and as Senior Vice President, Global Oil Seeds, Cocoa and Wheat Milling from January 2002 to December 2004. Mr. Camp spent more than 20 years at ADM in a variety of management positions.

Name, Age, and Tenure As Director	Current Committee Memberships	Current Occupation and Employment Background
Robert W. Fisher Age 70 Director since March 2002	Audit; Compensation & Organization Development	Mr. Fisher has been a private investor since 1998. From 1991 to 1993 and from 1996 to 1998, Mr. Fisher served as Chief Operating Officer of The Noboa Group’s banana operations. He was President and a director of Geest Banana Company from 1993 to 1995. Before joining The Noboa Group, Mr. Fisher spent 25 years at Dole Food Company, including the last four years as its President.

Clare M. Hasler Age 50 Director since October 2005	Food Innovation, Safety & Technology (Chair) Compensation & Organization Development	Dr. Hasler has been Executive Director of the Robert Mondavi Institute for Wine and Food Science at the University of California, Davis since February 2004. From January 1997 to January 2004 she was assistant professor in the Department of Food Science and Human Nutrition at the University of Illinois at Urbana-Champaign. Dr. Hasler holds a dual doctoral degree in environmental toxicology and human nutrition.

Durk I. Jager Age 64 Director since December 2002	Nominating & Governance (Chair); Audit; Food Innovation, Safety & Technology	Mr. Jager has been a private investor and consultant since July 2000. He was Chairman of the Board of P&G from September 1999 to July 2000 and was P&G’s Chief Executive Officer from January 1999 until July 2000. Mr. Jager served P&G in various capacities from 1970 to 2000 including as President from 1995 to 2000. Mr. Jager is also a director of Polycom, Inc., a member of the Supervisory Board of Royal KPN and chairman of the supervisory board of Royal Wessanen NV.

Jaime Serra Age 57 Director since January 2003	Compensation & Organization Development; Nominating & Governance	Mr. Serra has been senior partner of Serra Associates International, a consulting firm in law and economics based in Mexico City, since 1996. Before forming Serra Associates, Mr. Serra served as Mexico’s Secretary of Finance during 1994 and Secretary of Trade and Industry from 1988 to 1994, during which time he was Mexico’s principal negotiator of the North American Free Trade Agreement. Mr. Serra is also a director of The Mexico Fund, Inc., Grupo Modelo, Vitro, S.A. de C.V., and Tenaris.

Name, Age, and Tenure As Director	Current Committee Memberships	Current Occupation and Employment Background
Steven P. Stanbrook Age 50 Director since December 2002	Compensation & Organization Development (Chair)	Mr. Stanbrook has been President, Developing Markets Platform of S.C. Johnson & Son, Inc., a manufacturer of consumer products, since July 2006. Before that he was President - Asia and Americas, from January 2005 to July 2006. From January 2003 to December 2004 he was President, Asia and from 1996 to 2002, Mr. Stanbrook was President of S.C. Johnson’s business in Europe, Africa, and Near East. Before joining S.C. Johnson, Mr. Stanbrook was President - International of CompuServe, Inc. Before that he held various international management positions at Sara Lee Corporation, including President and Chief Executive Officer of Sara Lee Bakery. Mr. Stanbrook is also a director of Hewitt Associates, Inc.

Vote Required to Elect Directors

The eight nominees who receive the highest number of votes cast (a plurality) will be elected as directors. There is no provision for cumulative voting in the election of directors. If you do not vote for a particular nominee, or if you indicate “withhold authority” to vote for a particular nominee, your vote will not count “for” the nominee. Abstentions and broker non-votes will not count as votes cast with respect to that nominee’s election. However, in these cases, your vote will be counted for purposes of determining a quorum, as described on page 2.

Majority Voting Policy

The Governance Standards and Policies of the company’s Board of Directors include a “majority vote policy.” Under this policy, in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election (a “Majority Withheld Vote”), not including shares that are not voted, is required to tender his or her resignation following certification of the shareholder vote.

The Nominating & Governance Committee will promptly consider the resignation offer and a range of possible responses based on the circumstances that led to the Majority Withheld Vote, if known, and make a recommendation to the Board. The Board will act on the Nominating & Governance Committee’s recommendation within 90 days following certification of the shareholder vote. Thereafter, the Board will promptly disclose its decision-making process and decision regarding whether to accept the director’s resignation offer (including the reason(s) for accepting or rejecting the resignation offer) in a report on Form 8-K furnished to the SEC.

Any director who tenders his or her resignation under this provision will not participate in the Nominating & Governance Committee recommendation or Board action regarding whether to accept the resignation offer, except as described in the last sentence of this paragraph. If all of the members of the Nominating & Governance Committee received a Majority Withheld Vote at the same election, then the independent directors who did not receive a Majority Withheld Vote will appoint a committee among themselves to consider the resignation offers and recommend to the Board whether to accept them. If three or fewer directors did not receive a Majority Withheld Vote in the same election, then all directors may participate in the action regarding whether to accept the resignation offers.

PROPOSAL 2: REAPPROVE THE PERFORMANCE MEASURES APPLICABLE TO PERFORMANCE-

                    BASED AWARDS UNDER THE CHIQUITA STOCK AND INCENTIVE PLAN

The regulations under Section 162(m) of the Internal Revenue Code (the “Code”) limit to $1 million per year per employee the tax deduction available to public companies for compensation that is paid to the chief executive officer and any of the other four most highly compensated executive officers unless the compensation is performance-based. To qualify as performance-based, the compensation must, among other things, be paid based on the achievement of performance goals tied to one or more objective performance measures that have been disclosed to and approved by the company’s shareholders at least once every five years. The Stock Plan’s performance measures were last approved by shareholders at the 2003 Annual Meeting of Shareholders. Thus, these measures, which have not changed since they were approved in 2003, must be reapproved this year in order to maintain the company’s ability to grant awards that are eligible for deduction as compensation expense in the company’s U.S. federal tax returns. The company is seeking your reapproval of the same objective performance measures at the Annual Meeting. Please note that the company is not seeking approval of the Stock Plan itself.

The current objective performance measures provided in the Stock Plan and previously approved are as follows:

“2.30 ‘Performance Measures’ means any one or more of the following, as selected by the Committee and applied to the Company as a whole or individual units thereof, measured either absolutely or relative to a designated group of comparable companies: (i) earnings before interest, taxes, depreciation and amortization (“EBITDA”); (ii) appreciation in the fair market value, book value or other measure of value of the common stock; (iii) cash flow; (iv) earnings (including, without limitation, earnings per share); (v) return on equity; (vi) return on investment; (vii) total shareholder return; (viii) return on capital; (ix) return on assets or net assets; (x) revenue; (xi) income (including, without limitation, net income); (xii) operating income (including, without limitation, net operating income); (xiii) operating profit (including, without limitation, net operating profit); (xiv) operating margin; (xv) return on operating revenue; and (xvi) market share.”

While the above list of objective performance measures are authorized by the Stock Plan, fewer measures are actually in use. Currently, the Stock Plan’s performance measures are used in connection with awards under the company’s annual incentive program and its long-term incentive program (“LTIP”) which contain provisions intended to satisfy the requirements of Section 162(m). These programs permit the distribution of cash or shares of common stock, subject to the terms, conditions and limitations of the Stock Plan. For the 2008 annual incentive program and the 2008-2010 LTIP performance period, the measures used are net income, total company revenue from new products, earnings per primary share and relative total shareholder return. These programs are described further “Compensation Discussion and Analysis” beginning on page 23.

A summary of the principal features of the Stock Plan follows.

The purpose of the Stock Plan is to promote the long-term growth and success of Chiquita by (1) enabling the company to compete successfully in attracting and retaining employees, directors (and certain consultants and advisors) of outstanding ability, (2) stimulating the efforts of these persons to achieve the company’s objectives and (3) encouraging the alignment of their interests with those of the company’s shareholders. The Stock Plan is administered by the Compensation & Organization Development Committee (the “committee”) of the Board of Directors. Employees (including officers and persons who have accepted offers of employment from the company or a subsidiary), directors and certain advisors and consultants to the company and its subsidiaries are eligible to be selected to participate in the Stock Plan. There is no limit to the number of participants in the Stock Plan and participation is based on selection by the committee. Currently there are approximately 600 participants in the Stock Plan. No awards have been granted to any advisors or consultants under the Stock Plan and there are no current plans to do so. The Board may amend the Stock Plan at any time but, without a participant’s consent, may not adopt any amendment which would impair the rights of the participant with respect to awards granted to him or her prior to the amendment. In addition, no amendment may be made without shareholder approval if such amendment would increase the maximum number of shares available for awards under the Stock Plan or increase the maximum number of shares or amount of cash which may be awarded to any individual, or if such approval is required pursuant to applicable requirements of the Code, the Securities Exchange Act of 1934 or the listing requirements of any stock exchange on which the common stock is traded.

The Stock Plan provides for the grant of the following types of awards: (1) stock awards (restricted and unrestricted); (2) stock options, including incentive stock options, non-qualified stock options and replacement options; (3) stock appreciation rights (“SARs”); and (4) performance awards (cash or shares). Stock options and SARs are performance-based if their exercise or reference prices are equal to at least 100% of the common stock’s fair market value at the time of grant. Subject to adjustment for changes in capitalization, the maximum number of shares of common stock that may be issued under the Stock Plan is 9,425,926. Any shares unissued or undelivered pursuant to awards which expire, terminate or are forfeited may be re-used for future grants under the Stock Plan. As of March 31, 2008, 1,392,176 shares of restricted stock, non-qualified stock options for 1,394,069 shares and SAR units relating to 12,000 shares of common stock were outstanding under the Stock Plan and 4,241,930 shares had been issued as a result of prior grants under the Stock Plan.

Vote Required to Reapprove the Performance Measures

The affirmative vote of the holders of a majority of the shares of common stock represented in person or by proxy and entitled to vote at the meeting is required to reapprove the performance measures. Abstentions are counted as shares present and voting and have the effect of a vote against; broker non-votes are deemed absent.

The Board of Directors recommends a vote “FOR” this proposal.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board Governance, Meetings, and Attendance at Meetings

The Board of Directors has adopted Board governance standards and policies, which together with the charters of the Board committees, provide the framework for corporate governance at Chiquita. The company also has a Code of Conduct that applies to all employees, including executive officers, as well as to directors to the extent relevant to their service as directors. Chiquita’s Board of Directors currently has four standing committees: Audit, Compensation & Organization Development, Food Innovation, Safety & Technology and Nominating & Governance. The Executive Committee of the Board, which existed for many years but had not been used since 2000, was eliminated in May 2007. The Board could reestablish the committee in the future should it identify a need to do so. Each current committee is comprised solely of directors who are “independent” as defined by New York Stock Exchange (“NYSE”) rules, and the Board has adopted a charter for each. The Board governance policies, Code of Conduct, and committee charters are available on the company’s website at www.chiquita.com by clicking on “Investors” and “Governance.” You may request a copy of any of these documents to be mailed to you as described on page 57 of this proxy statement. Any amendments to, or waivers from, the Code of Conduct that apply to the company’s principal executive and financial officers will be posted on the company’s website. At the date of this proxy statement, no such waivers have been requested or granted.

NYSE rules require a majority of the board of directors of a listed company to be “independent.” The Board has determined that the following directors are “independent” as defined by the NYSE: Mr. Arntzen, Mr. Barker, Mr. Camp, Mr. Fisher, Dr. Hasler, Mr. Jager, Mr. Serra and Mr. Stanbrook. This determination was based on categorical standards adopted by the Board that are consistent with the definition of “independent” contained in the NYSE rules. These standards are available on the company’s website at www.chiquita.com by clicking on “Investors” and “Governance.”

Jeffrey D. Benjamin served as an independent director of the Board and as a member of the Audit and Compensation & Organizational Development Committees until his resignation on February 6, 2007, and Roderick M. Hills served as an independent director and as a member of the Audit Committee until his retirement on May 24, 2007. Mr. Barker was appointed as a director and member of the Audit Committee on September 21, 2007. Mr. Camp was appointed a director on April 3, 2008. Both of them were determined to be independent on the dates of their appointments. Mr. Arntzen will retire from service on the Board and its committees on May 22, 2008 immediately prior to the Annual Meeting.

Under the Board’s governance standards and policies, directors are expected to attend all scheduled Board and committee meetings. During 2007, the Board of Directors held 14 meetings and took action by unanimous written consent two times. Each director who served on the Board of Directors in 2007 being nominated for re-election attended at least 75% of the meetings of the Board and of each committee on which he or she served.

The company’s non-management directors, all of whom are also independent directors, generally meet in conjunction with each regularly scheduled Board meeting in a separate “executive session.” The Chair of the Nominating & Governance Committee, currently Mr. Jager, presides at all of these sessions.

Directors are also expected to attend the Annual Meeting of Shareholders. Last year, all of the directors then serving on the Board attended the Annual Meeting.

Audit Committee

The current members of the Audit Committee are Mr. Barker (Chair), Mr. Arntzen, Mr. Fisher and Mr. Jager. The Board has determined that Mr. Barker is an “audit committee financial expert” as defined by SEC rules.

The principal functions of the Audit Committee include:

•	appointing and replacing Chiquita’s independent auditors;
•	approving all fees and all audit and non-audit services of the independent auditors;
•	annually reviewing the independence of the independent auditors;
•	assessing annual audit results of the company;
•	periodically reassessing the effectiveness of the independent auditors;
•	reviewing Chiquita’s financial and accounting policies and its annual and quarterly financial statements;
•	reviewing the adequacy and effectiveness of Chiquita’s internal accounting controls and the internal audit function;
•	overseeing the company’s programs for compliance with laws, regulations and company policies;
•	considering any requests for waivers from the Code of Conduct for executive officers and directors (any such waivers being subject to Board approval); and
•	in connection with all of the foregoing, meeting with the independent auditors, internal auditors and Chiquita’s financial management.

During 2007, the Audit Committee held nine meetings.

The Audit Committee has furnished the following report for inclusion in this proxy statement.

Audit Committee Report for 2007

The Audit Committee has the responsibility to oversee and review the preparation of the consolidated financial statements, the company’s system of internal controls and the qualifications, independence and performance of both its internal auditors and its independent registered public accounting firm. We have the sole authority and responsibility to select, evaluate and, when appropriate, replace the company’s independent registered public accounting firm. The Audit Committee is comprised of four independent directors and operates under a written charter adopted by the Board and which is posted on the company’s website at www.chiquita.com. The Board has determined that each member of the Audit Committee is independent under the standards of independence established under our corporate governance policies and the NYSE listing requirements and also is independent for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended.

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States. The company’s independent registered public accounting firm performs an audit of the company’s consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and issues a report thereon. Our responsibility is to oversee and review these processes. We are not, however, professionally engaged in the practice of accounting or auditing and do not provide any expert or other special assurance or professional opinion as to the sufficiency of the external or internal audits, whether the company’s financial statements are complete and accurate and are in accordance with accounting principles generally accepted in the United States, or on the effectiveness of the system of internal control.

The Audit Committee has reviewed and discussed with management the company’s audited consolidated financial statements and its internal control over financial reporting as of and for the fiscal year ended December 31, 2007. The Audit Committee has discussed with Ernst & Young LLP, the company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), and PCAOB Auditing Standard No. 2 (An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements).

The Audit Committee has also received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has discussed the independence of Ernst & Young LLP with representatives of that firm. We also reviewed, among other things, the audit and non-audit services performed by Ernst & Young LLP and the amount of fees paid for such services. We periodically received updates on the amount of fees and scope of audit-related and non-audit related services provided. All services were provided consistent with applicable rules, policies and procedures and were approved in advance of the service being rendered. The Audit Committee’s meetings include, whenever appropriate, separate executive sessions with the company’s independent registered public accounting firm and with the company’s internal auditors, in each case without the presence of the company’s management.

Based on the Audit Committee’s review and the discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the company’s audited consolidated financial statements and management’s assessment of internal control over financial reporting be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

April 3, 2008

Howard W. Barker, Jr., Chair
Morten Arntzen
Robert W. Fisher
Durk I. Jager

Compensation & Organization Development Committee

The current members of the Compensation & Organization Development Committee (the “Compensation Committee”) are Mr. Stanbrook (Chair), Mr. Fisher, Dr. Hasler and Mr. Serra. The principal functions of the Compensation Committee include:

•	approving the relevant corporate goals and objectives, evaluating the performance against those goals, and reviewing and approving all compensation, of Chiquita’s executive officers;
•

approving the corporate goals and objectives relevant to Mr. Aguirre’s compensation, evaluating his performance against those goals and objectives and recommending his compensation to the independent members of the Board for approval;

•	reviewing the company’s executive compensation strategies and principles;
•	annually reviewing and making recommendations to the Board with respect to incentive compensation and equity-based compensation plans;

•	evaluating and monitoring Chiquita’s policies, strategies, plans, and achievements relating to executive development, attraction, retention, and succession; and
•	administering and interpreting the Chiquita Stock and Incentive Plan.

The Compensation Committee normally meets in person at least four times a year and also meets telephonically and acts by written consent, as necessary and appropriate, in between its regularly scheduled meetings. To maintain flexibility, the Compensation Committee has not adopted a specific meeting calendar for compensation actions prior to the beginning of the year. Typically, however, the committee approves incentives for the most recently completed year, sets salaries and annual incentive targets for the existing year and sets targets for the upcoming LTIP performance period in February of each year. The committee typically approves restricted stock awards in the third calendar quarter of each year.

During 2007, the Compensation Committee held four meetings and took action by unanimous written consent six times. Mr. Aguirre and representatives from the company’s Human Resources and Legal Department participate in Compensation Committee meetings upon invitation from the committee; however, when the committee discusses and approves Mr. Aguirre’s and other executive officers’ compensation, any executive officer whose compensation is being discussed is excused from the meeting. To maintain records of the committee’s discussions and approvals, a member of the company’s Human Resources Department who is not an executive officer serves as secretary for the meetings and generally is present for deliberations in that capacity.

As Chief Executive Officer (CEO) of the company, Mr. Aguirre reviews all components of executive officer compensation; proposes peer group members, overall target pay levels and short- and long-term incentive plan targets; and makes individual compensation recommendations to the committee for each executive officer other than himself. The committee considers Mr. Aguirre’s recommendations when approving the compensation for each executive officer. However, the committee approves all compensation granted to Chiquita’s executive officers.

The Compensation Committee has the sole authority to retain and terminate compensation consultants to assist in the evaluation of director, CEO and other executive officer compensation. In September 2003, the Compensation Committee engaged for an open-ended duration Deloitte Consulting LLP (“Deloitte”), an outside compensation consulting firm. Under the terms of the company’s engagement letter with the firm, Deloitte is responsible to:

•	provide expertise and guidance on all aspects of executive compensation and benefits; and

•

help Chiquita’s senior management and the Compensation Committee make effective decisions supporting the goals for the company’s executive compensation program, namely that it is competitive, meets good corporate governance standards and is aligned with Chiquita’s overall business strategies and market practices.

Although, as appropriate, Deloitte works closely with company management (which retained its own compensation consultant in March 2007) to identify issues and develop alternative solutions, the firm reports directly to the Compensation Committee. Upon invitation from the Compensation Committee, representatives of Deloitte may attend committee meetings to present the firm’s findings and recommendations. In 2007, at least one representative of Deloitte attended all four meetings of the Compensation Committee.

Consistent with past practice, during 2007 Deloitte reviewed trends and emerging issues in executive compensation with the Compensation Committee and assisted it with evaluations of and recommendations regarding: (1) the compensation of Mr. Aguirre; (2) management’s recommendations regarding proposed pay levels for other executive officers; (3) the content of the committee’s charter; (4) the design of the annual and long-term incentive programs; and (5) executive perquisites. Deloitte also reviewed the proposed Compensation Discussion and Analysis for the 2007 and 2008 proxy statements, and assisted with the calculation of potential payment amounts under various termination scenarios. Deloitte met with the committee in executive sessions and worked closely with the Chair of the committee in preparation for each meeting.

The company’s management retained its own compensation consultant, Frederic W. Cook & Co., Inc. (“Frederic Cook”) in March 2007. Under the terms of the company’s engagement letter with Frederic Cook, the firm is responsible to:

•	review the company’s existing incentive programs;
•	assist the company with the design of its long-term incentive program; and
•	assist the company in calculating and benchmarking share usage and dilution practices.

Frederic Cook advises members of company management who, in turn, address issues with the Compensation Committee. During 2007, Frederic Cook assisted company management with evaluations of and recommendations regarding (1) the design of the annual and long-term incentive programs and (2) internal pay equity. A representative of Frederic Cook attended one meeting of the Compensation Committee during 2007 to present Frederick Cook’s recommendations on these topics.

The Compensation Committee has furnished the following report for inclusion in this proxy statement.

Compensation Committee Report

The undersigned comprise the members of the Compensation & Organization Development Committee of the company’s Board of Directors. The Committee was responsible for reviewing the performance and establishing the individual compensation of the company’s executive officers for 2007, including those named in the Summary Compensation Table.

The Committee has reviewed and discussed the Compensation Discussion and Analysis presented below with the company’s management. Based upon that review and those discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for Chiquita’s 2008 Annual Meeting of Shareholders.

April 3, 2008

Steven P. Stanbrook (Chair)
Robert W. Fisher
Clare M. Hasler
Jaime Serra

Nominating & Governance Committee

The current members of the Nominating & Governance Committee are Mr. Jager (Chair), Mr. Arntzen and Mr. Serra. The principal functions of the Nominating & Governance Committee include:

•	identifying and recommending to the Board of Directors qualified candidates to fill vacancies on the Board;
•	recommending to the Board candidates to be nominated for election as directors at annual meetings of shareholders;
•	identifying, if requested by the Board, potential candidates for the position of Chief Executive Officer;
•	recommending to the Board the members of each committee of the Board;
•	developing and recommending to the Board the governance standards, policies and practices applicable to the Board;
•	overseeing, as requested by the Board, the Board’s corporate governance activities;
•	reviewing and making recommendations to the Board regarding director compensation;
•	reviewing public policy matters of importance to the company’s stakeholders, including oversight of the company’s corporate responsibility program;
•	considering shareholder suggestions for director nominees; and
•	reviewing the performance of the CEO and providing the details of the review to the Compensation Committee and the Board.

During 2007, the Nominating & Governance Committee held three meetings.

As required by its charter, the Nominating & Governance Committee reviews and makes recommendations to the Board of Directors regarding director compensation. The full Board of Directors approves all director compensation and changes in director compensation. At the request of the Compensation Committee, in 2006 Deloitte researched trends in board compensation and the relative level of compensation paid to Chiquita directors as compared to the market. In 2007, Deloitte also researched trends in director stock ownership guidelines. In both instances, these findings were shared with the Nominating & Governance Committee; however, Deloitte did not meet with this committee. The Nominating & Governance Committee also reviewed a report on non-employee director compensation prepared by Spencer Stuart, a management consulting firm specializing in executive search and director appointments. Based on the data reviewed, the Nominating & Governance Committee recommended, and the Board of Directors approved, changes in director compensation for 2007 as described below in “Compensation of Directors.”

The Nominating & Governance Committee will consider shareholder suggestions and recommendations of nominees for director. Recommendations may be submitted to the Nominating & Governance Committee, c/o Corporate Secretary of Chiquita, 250 East Fifth Street, Cincinnati, Ohio 45202. To have a candidate considered by the Nominating & Governance Committee, a shareholder must submit the recommendation in writing and must include the following information:

•	the name of the shareholder and evidence of his or her ownership of common stock, including the number of shares owned and the length of time of ownership; and

•

the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the company, and the candidate’s consent to be named as a director if selected by the Nominating & Governance Committee and nominated by the Board.

Recommendations received by the Corporate Secretary’s office by December 31 of any year will be considered by the Committee at a regular meeting in the following year, preceding the mailing of proxy materials to shareholders for that year’s annual meeting. The company did not receive any recommendations from shareholders during 2007.

In considering candidates submitted by shareholders, the Nominating & Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate. The Board and the Nominating & Governance Committee believe that, at a minimum, any nominee (whether recommended by a shareholder, management or the Board) to serve as a director of the company must:

•	demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the company; and

•	have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities.

Whenever a specific need or opportunity to add an additional director arises, the Board will approve any additional criteria for the committee to use in evaluating potential candidates.

In addition to considering candidates recommended by shareholders, the Nominating & Governance Committee identifies potential nominees by asking current directors to notify the committee if they become aware of persons meeting the criteria described above who might be available to serve on the Board. The Nominating & Governance Committee may, and from time to time does, engage firms that specialize in identifying director candidates. Once an individual has been identified by the Nominating & Governance Committee as a potential candidate, the committee may collect and review publicly available information regarding the individual and, if the committee determines that the candidate warrants further consideration, may contact the individual to ascertain his or her interest in potential service on the Board. Generally, if the individual expresses a willingness to be considered and to serve on the Board, the Nominating & Governance Committee requests information from the candidate, reviews the individual qualifications, particularly in light of other candidates the committee may be considering, and conducts one or more interviews with the candidate. In certain instances, Nominating & Governance Committee members may contact one or more references provided by the candidate or other persons who may have first-hand knowledge of the candidate’s accomplishments.

Food Innovation, Safety & Technology Committee

The Food Innovation, Safety & Technology Committee was formed on April 3, 2008. The current members of the Committee are Dr. Hasler (Chair) and Mr. Jager. The principal functions of the Committee include:

•	reviewing, evaluating and advising the Board regarding the long-term strategic goals and objectives of the company’s food innovation and food safety programs;
•	assisting the company in making well-informed choices in directing investment into areas related to food innovation and food safety programs and
•	monitoring and evaluating trends in research and development related to food innovation and food safety.

If the Committee has not fulfilled its objectives within two years from the date of its formation, as assessed by the Board, it shall dissolve.

Communicating with the Board of Directors or with Individual Directors

The Board has established a process to receive communications from security holders and other interested parties. You may contact the Board or any management or non-management director, including the Chairman of the Nominating & Governance Committee (currently Mr. Jager), who presides at meetings of non-management directors. Correspondence should be addressed to the Board of Directors or any individual director(s) or group or committee of directors either by name or title. All such correspondence should be sent “c/o General Counsel” by mail to Chiquita Brands International, Inc., 250 East Fifth Street, Cincinnati, Ohio 45202 or by fax at (513) 564-2857. You may also send an e-mail to boardofdirectors@chiquita.com and, if applicable, specify in the text of the e-mail whether it should be directed only to certain directors (such as independent directors) or members of certain committees.

All communications received as set forth in the preceding paragraph will be opened by the office of the General Counsel for the sole purpose of determining whether the contents represent a message to the directors. Any contents that are not in the nature of advertising, promotion of a product or service or patently offensive will be forwarded promptly to the addressee(s), but any communication will be available to any non-management director who requests it.

COMPENSATION OF DIRECTORS

Annual Compensation of Non-Employee Directors. For Board service in 2007, non-employee directors received annual compensation comprised of a cash fee of $80,000, payable quarterly in arrears, and a number of shares of common stock having an aggregate fair market value of $80,000, payable in arrears on the third business day following the day on which financial results for the year were released (February 22, 2008). In addition, the Chairs of the Audit Committee and the Compensation & Organization Development Committee each received an annual fee of $20,000 in cash and the Chair of the Nominating & Governance Committee received an annual fee of $15,000 in cash. In addition to the foregoing annual compensation, at the time of election or appointment, new directors are granted restricted stock units having an aggregate fair market value of $160,000 that vest upon departure from the Board. Mr. Barker received this award upon his appointment to the Board in September 2007 and Mr. Camp in April 2008. The allocation of non-employee director compensation between cash and stock was based upon market data from the company’s 2007 peer group identified on page 25.

Directors who are employees receive no additional compensation for serving on the Board or its committees.

Directors Deferred Compensation Program. Under the DDCP, directors may defer the receipt of all or any portion of their Board compensation (whether cash or shares) until (i) the date their service on the Board terminates (whether upon death, disability, retirement or otherwise) or (ii) the first anniversary of that date (other than upon death or disability). Stock compensation may be deferred only in stock units, each of which is equivalent to one share of the company’s common stock. Cash compensation may be deferred in stock units or cash. Cash amounts deferred under this plan earn interest at the three-month London Inter-Bank Offer Rate (LIBOR), adjusted quarterly. During 2007, this interest rate was not above-market according to SEC rules. When dividends are paid, cash dividend equivalents are paid on the stock units in a director’s account on the same payment date as dividend payments to all shareholders. The DDCP account amounts are unfunded and unsecured obligations of the company and are subject to the same treatment and risks as other general obligations of the company.

Other Benefits. Once a year the Board meets at one of the company’s operating locations, and directors are encouraged to bring their spouses to the meeting site at the company’s expense.

Stock Ownership Guidelines for Directors. In February 2006, the Nominating & Governance Committee of the Board of Directors approved stock ownership guidelines for non-employee members of the Board of Directors. As a result of the change in director compensation in February 2007, the guidelines were amended in April 2007. The guidelines provide that each director is expected, within five years after adoption of the guidelines or commencement of Board service, whichever is later, to hold shares of common stock with a value equal to $400,000 (five times the annual cash retainer for service on the Board of Directors, excluding committee chair fees). Progress toward the goal is expected to be approximately 20% per year and, if the guidelines are not met, subsequent director fees will be paid entirely in shares until the guidelines are met. Shares that count toward these guidelines include unvested restricted stock, exercisable stock options to the extent they are “in-the-money,” stock units deferred in the DDCP, and any other shares held by the director. Until the guidelines are met, Board members are not permitted to sell any shares without Board approval (other than selling a portion of restricted stock upon vesting or shares received upon exercise of stock options to pay minimum taxes). At the Record Date, Messrs. Arntzen, Fisher, Jager, Serra and Stanbrook met the ownership guidelines, and Dr. Hasler and Mr. Barker had made the expected progress toward their ownership goals.

In 2007, we provided the following annual compensation to our non-employee directors:

2007 Director Compensation

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) (3) (4) ($)	All Other Compensation (5) ($)	Total ($)

(a)	(b)	(c)	(g)	(h)
Morten Arntzen	95,468	80,000	0	175,468
Howard W. Barker, Jr. (6)	24,728	182,174	0	206,902
Jeffrey Benjamin	8,222	8,222	199,750	216,194
Robert W. Fisher	80,000	80,000	4,083	164,083
Clare M. Hasler	80,000	193,575	1,098	274,673
Roderick M. Hills	39,560	31,348	225,625	296,533
Durk I. Jager	89,066	80,000	0	169,066
Jaime Serra	80,000	80,000	3,907	163,907
Steven P. Stanbrook	100,000	80,000	1,449	181,449

(1)	The following directors deferred 2007 cash compensation into their Directors Deferred Compensation Program (“DDCP”) accounts:

Name	Cash Deferred into Cash Account ($)	Cash Deferred into Common Stock Unit Account ($)	Common Stock Units Acquired from Cash Deferral (#)

Morten Arntzen	47,734	47,734	2,887

Durk I. Jager	--	89,066	5,355

(2)

Represents the dollar amounts expensed for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with SFAS No.123(R) “Share Based Compensation,” and includes amounts from awards granted both in and prior to 2007. Each director who served for all of 2007 (Dr. Hasler and Messrs. Arntzen, Fisher, Jager, Serra and Stanbrook) received $80,000 in unrestricted stock compensation. Each director who served less than the full year (Messrs. Barker, Benjamin and Hills) received a pro rata amount. The number of shares received by each director was calculated by dividing the applicable cash value amount by $18.93, the closing price of the company’s common stock on February 22, 2008. The following numbers of shares were granted: Dr. Hasler and Messrs. Arntzen, Fisher, Jager, Serra and Stanbrook, 4,226 shares; Mr. Barker, 1,181 shares; Mr. Benjamin, 428 shares; and Mr. Hills, 1,656 shares. The amount indicated for Mr. Barker includes the grant date fair value of 10,051 shares of restricted stock that vest upon Mr. Barker’s retirement from the Board. On the date of grant (September 21, 2007) the closing price of the company’s common stock was $15.92. The amount for Dr. Hasler includes the grant date fair value of 3,333 shares (valued at $25.96 per share) of restricted stock that vested on October 11, 2007.

(3)	At December 31, 2007, the aggregate numbers of stock options and stock awards earned for each director were as follows:

Name	Stock Options (#)	Restricted Stock (#)
Mr. Arntzen	50,000	12,500
Mr. Barker	--	10,051
Mr. Fisher	50,000	12,500
Dr. Hasler	--	5,833
Mr. Jager	50,000	10,000
Mr. Serra	50,000	10,000
Mr. Stanbrook	50,000	10,000

All stock options are fully vested and have been fully expensed; exercise prices range from $11.73 to $16.97. All restricted stock vests on the day the director’s service as a non-employee director ceases, except that 3,333 shares of Dr. Hasler’s restricted stock will vest on October 11, 2008.

(4)

Dr. Hasler and Messrs. Arntzen and Jager deferred the full $80,000 of their stock compensation for 2007 (4,226 common stock units, respectively) into their DDCP accounts. Mr. Barker also deferred the full value of his stock compensation for 2007 (1,181 common stock units) into his DDCP account.

(5)

Includes spousal travel and tax gross-ups thereon as follows: Mr. Fisher, $4,083; Dr. Hasler, $1,098; Mr. Serra, $3,907; and Mr. Stanbrook, $1,449. For each of Messrs. Benjamin and Hills includes the fair value of 12,500 shares of restricted stock that vested in full when his service as a non-employee director ceased on February 6 and May 24, 2007, respectively. The fair values of the shares for Messrs. Benjamin and Hills were calculated using the closing price of the company’s common stock on such dates ($15.98 and $18.05, respectively).

(6)	Mr. Barker joined the board of directors on September 21, 2007.

COMPENSATION OF EXECUTIVE OFFICERS

The following Compensation Discussion and Analysis should be read in conjunction with the compensation tables beginning on page 34.

Compensation Discussion and Analysis

Overview

Chiquita’s compensation program for executive officers is intended to:

•	encourage and reward current efforts through cash salaries and performance-based annual incentives;

•	reward sustained performance at specified levels and encourage retention through annual restricted stock awards and other equity compensation under the company’s Stock Plan;

•	reward achievement of the company’s longer-term business goals through equity-based three-year incentive plan awards; and

•	foster alignment of executive management with the interests of shareholders through stock ownership, in accordance with stock ownership guidelines.

The compensation program seeks to balance recognition of executives’ achievements in managing the day-to-day business and addressing shorter-term challenges facing the company – such as the effects of weather disruptions and regulatory challenges, as well as cost and competitive pressures – with incentives to achieve our long-term vision to be the innovative world leader in branded, healthy, fresh produce-based foods and to deliver leading food industry shareholder returns.

The Compensation Committee of the Board of Directors is responsible for evaluating the performance of, and reviewing and approving all compensation of, the company’s executive officers, including those executive officers named in the Summary Compensation Table (the “Named Executive Officers”). This includes annually reviewing both the total compensation package and the individual components of compensation, including salary, annual incentives, equity awards and potential severance or change in control payments, of each Named Executive Officer. The Compensation Committee also oversees executives’ performance against stock ownership guidelines and the compensation of other senior-level executives through, for example, annual reviews of equity compensation awards approved by the CEO. Current compensation decisions are guided by the committee’s formal Compensation Philosophy described below, by Equity Guidelines described on page 33 and by Stock Ownership Guidelines for Executive Officers described beginning on page 33.

Compensation Philosophy

The Compensation Committee has adopted a formal Compensation Philosophy for all employees, which is reviewed periodically by the Committee. The committee’s philosophy is that, on average, overall target pay for company executives, including each major component of pay, should approximate the 50th percentile of market and industry data, and that high-performing executives should be paid at a higher percentile (up to and in rare cases exceeding the 75th percentile) and lower-performing executives should be paid at a lower percentile. Long-term compensation awards for an individual are based upon consistent performance at a specified level. The emphasis on short- and long-term incentive compensation and on cash and equity incentive compensation varies depending on the level of an individual’s responsibilities, with an increased weighting on longer-term and equity incentives for more senior executives. There is no pre-established allocation between cash and equity compensation for executive officers.

On average, the target “total direct compensation” (the sum of base salary, annual incentives and long-term incentives) for the Named Executive Officers (based on current 2008 compensation) is 1.7% below the median peer group data and 3.5% above the median published survey data (in each case based on the most recent available information i.e., from 2007 or 2006). The use of published survey and peer group data are discussed in detail in the next section. Market “total direct compensation” is used as a point of reference; however, an individual executive’s actual compensation also is based upon individual and company performance, as well as individual potential. Each element of pay is influenced by an individual’s performance rating.

Establishing Executive Compensation; Use of Peer Groups

In making compensation decisions for the CEO and all of the executive officers, including the Named Executive Officers, the Compensation Committee reviews individual executive officer job profiles and compensation compared to publicly available information in proxy statements and to summarized data reported in purchased survey reports, with particular emphasis placed on the data from the company’s peer group.

In setting 2007 base salary and annual incentive targets, the Compensation Committee considered survey data derived from a peer group of 20 companies that participated in the Towers Perrin Executive Compensation Database and that the committee had identified, with assistance from its outside compensation consultant, as being similarly situated to Chiquita in terms of one or more of the following: revenue, net income, asset size, market capitalization or industry. In selecting the members of this group, the committee sought to emphasize food and beverage and consumer packaged goods companies representative of those with which Chiquita competes to recruit executive talent.

In October 2007, as part of its regular periodic review and based on the advice of its consultant, the committee revisited the peer group and determined that the pool group population of potential peers should not be limited to those participating in any particular survey and that, when possible, the data utilized for peer comparisons also should be based on proxy information and other public filings with the Securities and Exchange Commission. As a result, peer group data will be used for the Named Executive Officers based on the availability of position specific information in both survey data and other published filings. The committee reaffirmed its determination that the ideal peer group size for benchmarking executive officer compensation should continue to be approximately 20 companies; that metrics of revenue, net income, market capitalization, assets and total shareholder return over trailing 1-, 3- and 5-year periods should be utilized; and that, ideally, the company should rank near the median of the peer group on each of these metrics, with a heavier weighting of revenue, since Chiquita’s relative ranking in terms of revenue should be less volatile than for the other metrics. The committee determined that, in selecting potential peers, it should screen initially for companies in its Standard Industrial Classification (SIC) code with performance equal to between 50% and 200% of Chiquita’s performance on each of these financial metrics independently and then construct the peer group based on the best fit (industry, financial and global scope) from this pool group population. In addition to the use of peer group data where available and appropriate, the committee determined that it will review, analyze and aggregate data from purchased surveys from major consulting firms such as Towers Perrin, Mercer and Hewitt Associates. The committee agreed it will use this same process for reviewing, analyzing and aggregating data for other executives who are not Named Executive Officers.

The list below identifies the companies included in the 2007 and 2008 peer groups for Named Executive Officer compensation. Companies in the left column (in italics) were included in the peer group for the determinations of 2007 salaries, cash incentives and grants of restricted stock, as well as for the 2007-2009 LTIP cycle. Companies in the right column (in bold) are included in the peer group for purposes of 2008 salary, cash incentives and the 2008-2010 LTIP cycle. The companies in the center column were in the peer groups for all of these evaluations.

American Axle & Manufacturing Holdings, Inc.	Campbell Soup Company	Brown-Forman Corporation
Chemtura Corporation	The Clorox Company	Central Garden & Pet Company
ConAgra Foods, Inc.	Corn Products International, Inc.	Church & Dwight Co. Inc.
General Mills, Inc.	H. J. Heinz Company	Constellation Brands, Inc.
Hasbro, Inc.	The Hershey Company	Dean Foods Company
Jarden Corporation	Molson Coors Brewing Company	Del Monte Foods Company
Kellogg Company	PepsiAmericas, Inc.	Energizer Holdings, Inc.
Sonoco Products Company	The J. M. Smucker Company	Flowers Foods, Inc.
Starbucks Corporation	Wm. WRIGLEY Jr. Company	Hormel Foods Corporation
Steelcase Inc.		McCormick & Company, Incorporated
USG Corporation		Ralcorp Holdings, Inc.
Spectrum Brands, Inc.

The Compensation Committee’s starting point for determination of target total direct compensation, and the allocation of this amount among salary, cash incentive, restricted stock and long term equity incentives, is market driven based upon information derived from published survey data and the peer group. Detailed summaries showing each of the elements of total direct compensation are reviewed by the committee at the time of its decisions so that the Committee is aware of these elements of an individual’s compensation. Tally sheets setting forth all elements of an individual’s earned and potential compensation for the year, including the value of qualified and nonqualified benefit programs and the value of other non-cash compensation, also are reviewed annually for the Named Executive Officers. For 2007, no adjustments were made to the compensation program as a result of the tally sheet review because the amounts were considered reasonable and appropriate. The committee places emphasis on developing a compensation package that is competitive with that detailed in the survey data, as well as that offered by the peer group, so that the company will be able to attract and retain qualified employees. Although the committee considers internal pay variations, sometimes referred to as “internal pay equity,” it is not a significant area of emphasis for the executive group.

Elements of Compensation

The principal elements of Chiquita’s compensation for executive officers, including the Named Executive Officers, are base salary, annual incentive awards, annual restricted stock grants, LTIP awards and other compensation consisting of qualified and nonqualified deferred compensation plans and limited perquisites. Each element is described below.

Base Salaries. Base salaries are established according to published market surveys and peer group data as appropriate to each executive officer’s position, responsibilities and performance. Base salaries are not necessarily adjusted annually but are generally adjusted when the Compensation Committee judges that a change is warranted by a change in relevant market data or an executive officer’s responsibilities or demonstrated performance. Generally, for all employees, including the Named Executive Officers, a consistently high performing employee according to his or her individual performance rating whose base salary is below the 50th percentile for employees holding similar positions at other companies would likely receive greater increases at more frequent intervals, while an average performing employee whose base salary is at or above the 50th percentile would likely receive lower increases at less frequent intervals. Individual performance is reviewed and rated for executive officers annually, although the timing may vary depending on the business or functional unit and anniversary date of hire or promotion.

The salaries paid to the Named Executive Officers in 2007 are shown in column (c) of the Summary Compensation Table on page 35. The Committee has not yet authorized any salary changes in 2008 for any of the Named Executive Officers except for a $50,000 increase to Mr. Aguirre’s 2008 salary, and except that Mr. Loeb received a mandated statutory increase of 1.3% in salary applicable to all Belgian employees effective as of January 1, 2008. The statutory increase equates to €3,606 (approximately $5,312 annually at the exchange rate in effect on January 1, 2008). The Committee considers the effect of statutory increases mandated by home country law when determining its compensation actions for Mr. Loeb. Each of the Named Executive Officers received a salary increase in 2007 with the exception of Mr. Kistinger. These increases principally were intended to move the executives toward, or maintain them at, the 50th percentile of market data, as applicable. Final salary decisions for the Named Executive Officers other than Mr. Aguirre were based in part on Mr. Aguirre’s recommendations regarding each executive’s individual performance. In the case of Mr. Aguirre’s 2007 salary increase, the Compensation Committee took into consideration both the fact that his base salary was below the median for the peer group and the progress achieved by him in positioning the company as an innovative, consumer-driven organization.

Annual Incentive Program Awards. Manager level employees and above (approximately 575 individuals) are eligible to participate in the company’s annual incentive program. Annual incentives are paid in cash except as described below under “Stock Ownership Guidelines for Executive Officers.” As soon as practicable after the beginning of each year, the Committee approves a cash incentive opportunity target for each executive officer, which is expressed as a percentage of the executive’s base salary. The annual incentive target percentage principally is determined according to published survey and peer group market data and the responsibilities of the executive officer’s position and his or her potential impact on financial results. Typically, those with greater responsibilities or with greater potential impact on financial results receive higher annual incentive program targets. The percentage assigned to any given position tends to remain constant from year to year.

Based upon the company’s business plan, the Compensation Committee approves a range of financial performance objectives for the coming year for all incentive program-eligible employees, including the Named Executive Officers. For 2007, financial performance objectives were expressed in terms of net income (75%) and total company revenue from new products (25%). Financial performance award opportunities based upon those objectives ranged from 0%, if the minimum objective was not met, to 150%, if the maximum objective was achieved, with gradations between the maximum and minimum. The goals were set at levels that were intended to be challenging yet provide employees reasonable opportunity to reach the threshold amount, while requiring substantial growth to reach the maximum level.

After the end of the fiscal year, an individual performance factor, which can range from 0% to 150%, is assigned to each incentive program-eligible employee based on his or her performance evaluation. After application of the individual performance factor, a person’s maximum annual incentive is 225% of his or her target opportunity. In order to preserve the potential deductibility of any incentive payment for purposes of Section 162(m) of the Internal Revenue Code, the individual performance component is fixed at 150% for the Named Executive Officers, subject to the discretion of the Committee to reduce an actual award based on individual performance and other factors it deems to be appropriate. The evaluation of individual performance of the executive officers, including the Named Executive Officers, is made by the Compensation Committee with input, in the case of all executive officers other than the CEO, from the CEO.

Because actual company financial results for 2007 did not meet the minimum net income objective, no incentive payments were made for 2007 performance to any of the Named Executive

Officers other than Mr. Loeb. Since Mr. Loeb was not an executive officer until October 2007, his annual incentive was calculated in the same manner as that of other incentive-eligible employees in certain business units who received incentive payments based on achievement of at least the minimum financial performance objectives that had been established for their respective business units. In Mr. Loeb’s case, this incentive payment was based on his affiliation with his business unit before being named an executive officer.

In determining cash incentives for 2008, the committee considered the volatile nature of the industry in which the company operates, as well as the company’s performance and incentive payment percentages achieved in past years (0% for 2002, 125% for 2003, 138% for 2004, 150% for 2005 and 0% for each of 2006 and 2007). The committee noted that, except as indicated above, the establishment of threshold levels had resulted in no cash incentive payments being made in three of the last six years, which was having a negative effect on the company’s ability to attract and retain talented employees.

The committee decided that a change from the target setting approach used in 2007 and previous years was appropriate for 2008. The committee considered three possible alternatives: establishing a annual incentive pool based on a percent of net income only; flattening the distribution slope to provide for payments at a lower threshold level, offset by lower payments at the target and maximum performance levels; and including other metrics to make a portion of the annual incentive payable based upon the achievement of one or more other strategic objectives. Ultimately, the committee decided to incorporate elements from all three alternatives for 2008. The committee established an annual incentive pool for 75% of the incentive opportunity with the pool to be funded with a percentage of the incremental net income of the company over a threshold amount; the distribution of this pool provides for payments at a lower threshold level, offset by an increase in the net income required for target-level payments as compared to the 2007 program. The performance measure of net income was selected to reflect the importance placed on profitable operations and to focus executive attention directly on bottom line results. The total incentive amount generated under the net income measure will be allocated to individual executive officers pro rata based upon their target award opportunities as described above. Further, consistent with 2007, the committee established a 2008 financial performance objective expressed in terms of total company revenue from new products (defined as new value-added products first introduced into the market since January 2006) for the remaining 25% of the annual incentive opportunity. The performance measure of new product revenue was retained to reflect the strategic importance placed on growing and diversifying the company’s revenue. The committee viewed this as a straightforward approach that would be both easily communicated to employees and investors and appropriate to the company’s situation, in which performance often has been unpredictable and difficult to forecast due to external factors beyond the company’s control, and would reinforce the strategic objective to grow and diversify the company’s revenue. Individual performance factors, as described above, will continue to be applied.

Annual incentive payments are determined as soon as practicable after the end of each year. For 2008, this will involve the following procedure: First, each bonus-eligible employee’s salary will be multiplied by his or her target percentage to determine his or her pro rata share of the total target incentive opportunity. Second, for each participating employee, 75% of the target incentive opportunity will be adjusted based upon the degree to which the company achieves its pre-established net income target, and 25% of the target incentive opportunity will be adjusted based upon the degree to which the company achieves its pre-established new product revenue target, both as described above. Third, the sum of the dollar amounts calculated in step two, for all bonus-eligible employees, will be multiplied by their individual performance factors, the weighted average of which must not exceed 100%. The resulting amounts will be the respective annual cash incentives for the bonus-eligible employees.

Equity-Based Compensation. The company provides equity compensation to its executive officers and other key employees by means of awards under the Stock Plan. Currently, these awards take the form of (1) grants of restricted stock upon hire and annually thereafter to director level executives and above and (2) an LTIP opportunity for a much smaller group of senior-level executives, primarily executive officers.

Amounts of equity awards are based upon comparisons to published market surveys and peer group data adjusted to take into consideration the individual’s responsibilities and potential to contribute to the long-term performance of the company. The competitive data is used to determine target equity compensation at the 50th percentile level. For 2007, this target equity compensation was divided equally between a time-vested restricted stock grant and a performance-vested LTIP opportunity. For 2008, in order to emphasize long-term performance, 60% will be allocated to the performance-vested LTIP and 40% of target equity compensation will be allocated to time-vested restricted stock. New executive officers are generally eligible for a restricted stock award and an LTIP opportunity at commencement of employment, unless the beginning date is close in time to that for the annual grant of restricted stock. Promotions may result in additional award opportunities under both the annual restricted stock award program and the LTIP.

The company has not granted any stock options since early 2004 because it believes that restricted stock and LTIP awards are generally more efficient and less costly forms of equity compensation, particularly due to the underlying volatility of the stock of companies with industry dynamics such as Chiquita’s. However, the Compensation Committee may in the future consider grants of stock options where deemed appropriate.

In considering equity incentive awards to executive officers, the Compensation Committee takes into account the dilutive effect of the awards on the company’s shareholders, including both the annual rate of share usage and the dollar magnitude of the share value transfer from the shareholders to executives due to the grants. For each of these considerations, data is compared to that of companies in the peer group. Although the share value transfer due to the company’s equity awards is higher, as a percentage of total market capitalization, than the average for its peers, the committee has concluded that this is due to the company’s lower market capitalization rather than the dollar magnitude of the grants to executive officers, as compared to those of the peer group.

Annual Restricted Stock Grants. As indicated above, in making its annual grants of restricted stock to executive officers, the Committee determines a dollar value to be awarded to each recipient based on competitive market data, the performance of the executive and an assessment of an executive’s potential. For 2007, the resulting equity target for restricted shares was then multiplied by an individual performance factor (ranging from 90% to 140%) to result in a dollar value which was converted into shares of restricted stock based on the fair market value of the common stock on the grant date. Although there sometimes are variations, these awards generally vest in four equal annual installments beginning on the first anniversary of the grant date. The company and the Compensation Committee believe that restricted stock awards provide a valuable retention tool for key executives when company performance may be adversely affected by circumstances beyond their control.

The 2007 grants to the Named Executive Officers other than Mr. Aguirre were made on August 7 and are reflected in column (i) of the Grants of Plan-Based Awards Table on page 37. Each of the Named Executive Officers received a restricted stock award in 2007. The amounts of the awards were based on market data, Mr. Aguirre’s recommendations and the Committee’s assessment of each executive’s individual performance and future potential. Mr. Holland received a two-part restricted stock award in 2007, half of which vested on January 1, 2008 and represented a one-time adjustment to correct a misalignment in the amount of equity compensation previously granted to him with the cash/equity ratio agreed to between him and the company at the time of his hire. The other half of Mr. Holland’s award was based on the criteria used for all other executive officer awards.

In April 2007 and December 2007 Mr. Aguirre received restricted stock awards of 85,410 shares and 83,377 shares, respectively. The April award was granted under the terms of a Letter Agreement entered into as of April 15, 2007 that amended his 2004 employment agreement. The April 2007 award was made because he had not received an award in October 2006 when restricted stock awards were made to other executive officers. The grant that he would have received in October 2006 was delayed, principally because the Compensation Committee desired to evaluate Mr. Aguirre’s total compensation in light of his expiring employment agreement. Thus, the committee viewed, for the competitive positioning and retentive effect thereof, the April 2007 award as a delayed 2006 grant. As described in the company’s 2006 proxy statement, the Letter Agreement also provided that Mr. Aguirre would be eligible for a restricted stock grant as part of his 2007 compensation package, subject to approval by the Compensation Committee. In October 2007, the Compensation Committee recommended that this award be granted, based upon its assessment of Mr. Aguirre’s performance and its desire to provide him with total compensation at the median level of the company’s 2007 survey and peer group data, assuming achievement of the company’s annual and long-term performance goals, and it was approved by the full board on December 1, 2007. These grants are further discussed along with Mr. Aguirre’s employment agreement and the Letter Agreement, on page 45 under “Employment Agreements and Other Arrangements.”

Grants of restricted stock in 2008 are expected to be made on the same basis as those in 2007 except that, as indicated above, only 40% of target equity compensation will be allocated to time-vested restricted stock.

LTIP Awards. Eligibility to participate in the LTIP is limited to executive officers (including the Named Executive Officers) and a small group of other senior executives. The Compensation Committee approves all LTIP grants.

Prior to 2006, the LTIP goals were set for a three-year period with annual measures. If and to the extent that an annual goal was met, awards for the year were made following completion of the year in the form of shares of restricted stock that vested on January 1 of the next year, generally dependent upon the executive remaining employed at the time of vesting. Thus, LTIP awards earned in connection with 2005 financial performance were awarded in early 2006 and vested on January 1, 2007. In March 2006, based on its desire to reward attainment of the company’s longer-term performance goals, the Compensation Committee decided to set LTIP goals with overlapping three-year performance cycles, beginning in January of each year, with the first of these cycles covering the 2006-2008 period. Awards would be paid in shares of unrestricted stock at the end of the three-year cycle. The Compensation Committee would have discretion, at the end of the performance period, to reduce the actual awards based on individual performance and other factors determined to be appropriate.

In late 2006, the Compensation Committee established the 2007-2009 terms for LTIP opportunities, including threshold (minimum), target and maximum financial performance goals based on the company’s cumulative earnings per primary share during that three-year period as well as an individual performance factor, to be applied at the end of the performance cycle, similar to that of the annual incentive program. To the extent earned, executive officers would receive an LTIP award in early 2010, resulting from the 2007-2009 performance cycle. The calculation of earnings per primary share for the 2007-2009 cycle excludes the effect of any share issuances and proceeds from the exercise of the company’s warrants, as well as any effects from losses on sales of assets, extraordinary corporate transactions, effects from changes in accounting pronouncements, and certain exchange rate effects. The Compensation Committee also has discretion to exclude from the earnings calculation gains from the sale of assets and unbudgeted amounts related to settlements, fees or penalties resulting from litigation or governmental proceedings. The Compensation Committee may use its negative discretion to decrease awards if it determines the resulting amounts are not reflective of actual company performance after the exclusions. At the time the cumulative earnings per primary share goals were established, the Compensation Committee reviewed the company’s 2006 performance and its aggressive business plan for 2007 plus earnings growth targets for 2008 and 2009, which were established in relation to earnings growth estimated for the company at that time as reported in the Institutional Brokers Estimate System (“IBES”), and considered its own assessment of a reasonable level of improved profitability. The goals were set at levels that were intended to be challenging yet provide employees reasonable opportunity to reach the threshold amount, while requiring substantial growth to reach the maximum level.

For each LTIP participant for the 2007-2009 period, the target LTIP award is a number of shares calculated by dividing the target amount, denominated in dollars, by the average fair market value of a share of common stock over the last 20 trading days immediately preceding the LTIP performance period. This approach was recommended by the Compensation Committee’s consultant so that the ultimate value realized by executives would reflect changes in stock price during the three-year performance period. The 20-day average price in December 2006 was $15.5095. The threshold, target and maximum opportunities for the 2007-2009 performance period for the Named Executive Officers are reported in columns (f), (g) and (h) of the Grants of Plan-Based Awards Table on page 37. Achievement is based on the pre-set cumulative earnings per primary share levels for the performance period. The executive has the opportunity to receive 30% of the target number of shares if the threshold level is achieved, 100% if the target level is achieved and 150% if the maximum level is achieved, with amounts interpolated for performance between these levels, prior to the application of any individual performance factor.

In 2006, the company determined that no awards were likely to be earned for the 2006-2008 cycle. Furthermore, based on cumulative earnings per primary share estimates for the 2007-2009 period, the company currently does not expect to achieve threshold level for this cycle. As a result, no expense for either cycle was recognized in 2007, although the company will continue to evaluate its earnings per primary share performance for the purpose of determining future expense.

During the fall of 2007 and at its meeting in February 2008, the Compensation Committee considered the resulting potential negative effect of these results on the company’s ability to attract and retain talented executives. As with the annual incentive program, the committee decided that changes in the design of the LTIP were appropriate for the 2008-2010 cycle in an effort to improve its effectiveness as a recruiting and retention tool. The committee considered several alternative approaches to performance measurement and goal setting in regard to the LTIP for the new cycle, including using a broader range of performance over which incentives might be earned, using multiple measures of performance and/or measuring achievement annually rather than once every three years. The committee concluded that, for the 2008-2010 cycle, grants would be divided into two components, one-half tied to achievement of cumulative earnings per primary share and the other half to relative total shareholder return. Results will be measured annually, with awards earned for each year banked, subject to (i) an executive’s continued employment until such time as any earned award is paid (which is anticipated to be in February 2011) and (ii) to forfeiture at the end of the 2008-2010 cycle. Banked shares may be forfeited for the earnings per primary share portion of the grants if cumulative earnings per primary share are below the threshold level for the entire period. For the total shareholder return portion, banked shares will be forfeited if total shareholder return for the period is below the 25th percentile of the peer group described on page 25. The performance factors of cumulative earnings per primary share and relative total shareholder return were selected, respectively, to tie to the company’s strategic plan to achieve profitable growth and to align most directly the interests of executives and shareholders. In contrast to the 2007-2009 LTIP cycle, no individual performance factor will be applicable at the conclusion of the 2008- 2010 performance cycle. Rather, in establishing the individual target award opportunities, the committee considered each participant’s individual performance and potential, and used its assessment of these factors to adjust target award opportunities above or below the median of the published market survey and peer group data for similar long-term incentive programs. The Compensation Committee also will retain negative discretion to reduce awards if it determines they do not reflect actual company performance. LTIP participants’ total target equity compensation opportunities range between the 25th and 75th percentiles of the relevant published market survey and peer group data. The threshold, target and maximum earnings per primary share performance objectives were set at levels expected to result in an approximate probability of payout at 80% for threshold, 50% for target and 10% for maximum. The relative total shareholder return performance objectives at the threshold, target and maximum levels are the 25th, 50th and 75th percentile, respectively, with amounts interpolated for performance between these levels. As discussed above, each participant’s LTIP opportunity for the 2008-2010 cycle constitutes 60% of his or her target equity compensation for 2008.

Recoupment Policy. A condition of performance-based awards granted for 2008 (i.e., annual incentive opportunities and 2008-2010 LTIP opportunities) is that the Compensation Committee will have discretion to recover all or some portion of earned awards in the event of a restatement of the financial results upon which the awards were based.

All Other Compensation.

Deferred Compensation Plans. Executive officers who participate in Chiquita’s 401(k) Plan and Capital Accumulation Plan (“CAP”) are eligible for company contributions. Executive officers who participate in the Deferred Compensation Plan (“DCP”) are eligible for company interest contributions based on prior deferrals. The Compensation Committee believes that maintaining deferred compensation and wealth accumulation plans is in line with Chiquita’s philosophy of having pay and benefit programs that are market competitive and that encourage retention through long-term savings on a tax-efficient basis. As discussed under “Establishing Executive Compensation,” when setting annual target compensation, the committee reviews the extent to which wealth has been accumulated under these plans. However, the primary focus of the committee is on establishing compensation which is competitive with companies in the peer group so as to enable the company to attract and retain qualified employees.

Chiquita provides matching 401(k) contributions to all participating U.S. employees (including the Named Executive Officers other than Mr. Loeb) equal to 150% of employee contributions of up to 6% of eligible compensation, subject to annual legal maximums; substantially all non-union U.S. employees are eligible to participate. Thus, employees who contribute 6% of eligible compensation are entitled to a matching contribution corresponding to 9% of compensation. Company matching contributions vest at 20% per year of employment, and are fully vested after five full years of employment. For 2007, the maximum annual company match was $20,250.

The CAP is a voluntary, non-qualified deferred compensation plan that provides retirement, disability, death and employment termination benefits for employees who are “highly compensated employees” as defined in section 414(q) of the Internal Revenue Code and are designated as executive officers by the Board or designated by the Administrative Committee as eligible to participate, and generally includes any employees earning an annualized base salary of at least $140,000. Chiquita matches contributions from deferrals of salary and annual incentives and amounts earned in excess of 401(k) limits dollar-for-dollar based on the employee’s age and compensation; the maximum matching contribution to the CAP is $50,000 annually. Participants in the CAP at the inception of the plan in 2000 who were at least 45 years old at that time also are credited with deemed participation matches; this included Mr. Kistinger.

The DCP was in effect for compensation earned and deferred through 1999. Mr. Zalla is the only current Named Executive Officer who participates in this plan. Mr. Kistinger also participated in the DCP.

Further information on the contributions to and terms of these plans is included under “Deferred Compensation” beginning on page 43.

Perquisites and Other Personal Benefits. The Named Executive Officers are entitled to participate in benefit programs generally made available to all employees, such as medical, dental and life insurance coverage. Otherwise, the company provides very limited perquisites to its executive officers, including the Named Executive Officers.

Perquisites currently include the following. LTIP participants are enrolled in an executive health program that includes a comprehensive annual health exam, with counseling available for certain health and well-being related needs. The company reimburses spousal travel expenses of executives reporting directly to the Chief Executive Officer, if associated with the executive’s business travel, for up to two trips per year. The company owns corporate aircraft in connection with its banana operations in Central America and Fresh Express operations in North America. In connection with the business use of these aircraft or any aircraft chartered for a particular business need, on rare occasions there may be personal use for a particular segment of a flight or to accommodate an accompanying family member. To the extent any perquisites constitute taxable compensation, the company generally reimburses the executive for the taxes withheld as a result of the compensation. The Compensation Committee may consider and approve other perquisites from time to time.

For 2007, the incremental costs to the company of personal benefits for Named Executive Officers whose personal benefits exceeded $10,000 were $82,795 for Mr. Loeb, consisting of financial planning and legal expenses related to a change in his responsibilities between European subsidiaries of the company and $76,557 for Mr. Viviani consisting primarily of mortgage subsidy payments. In 2007, Mr. Loeb also received one-time special payments aggregating $104,994 ($75,028 of which were made to the Belgian pension arrangement in which he participates) to mitigate a portion of the incremental tax expense that resulted from the change in his compensation split among certain European countries. The amounts of these payments reported in the compensation tables have been converted to U.S. dollars at the applicable exchange rates in effect on the dates the payments were made. In connection with Mr. Viviani’s relocation to Salinas, California, the Board approved a five-year mortgage subsidy arrangement to assist him due to the significant differences in market housing prices in the Salinas area compared to the Cincinnati housing market. Under the program, which commenced in July 2006 upon Mr. Viviani’s purchase of a home in the Salinas area, Chiquita provides him with a monthly payment equivalent to a mortgage rate reduction. For the first year of residency, the rate reduction was 5%; the payment decreased to 4 percent in the second year and will decrease to 3, 2 and 1 percent in the third, fourth and fifth years, respectively. The subsidy payments will be discontinued after the five-year period or earlier upon termination of Mr. Viviani’s employment with the company. This arrangement resulted in payments to Mr. Viviani totaling $72,079 in 2007 and, assuming his continued employment, will result in payments totaling approximately $68,368 in 2008.

The incremental costs of these personal benefits for the Named Executive Officers are included in column (i) of the Summary Compensation Table along with other reportable amounts. The company calculates the value of the above personal benefits on a dollar cost basis per person.

Employment and Severance Agreements

Chiquita has change-in-control and severance arrangements with each of the Named Executive Officers other than Mr. Aguirre and Mr. Loeb and has employment agreements with Mr. Aguirre and Mr. Loeb that, among other things, cover change-in-control and termination of employment scenarios. The committee established these arrangements to provide for an orderly succession and stability in the executive ranks during times of potential uncertainty, as well as to help secure covenants for non-competition. Please see “Employment Agreements and Other Arrangements” beginning on page 45 for a description of these agreements.

Timing of Equity Awards and Equity Guidelines

The company has not timed, and does not intend to time, its release of material non-public information for the purpose of affecting the value of executive compensation. In November 2006, the Committee adopted Equity Guidelines primarily to document formally the company’s already-existing practices and procedures and also to implement new “best practices.” These guidelines include formal practices for pricing LTIP awards and restricted stock grants. With respect to LTIP awards, the award target will be determined no later than 90 days after the beginning of any performance period based on a dollar value that is converted into shares based upon the 20-day average at the end of the previous year. Annual grants of restricted stock for all employees, including executive officers, will be approved during, or pre-approved with an effective grant date during, a trading “window period,” which the company defines as a period beginning on the third day following release of its quarterly financial results and ending 15 days before the end of the next fiscal quarter. If the company is in possession of material non-public information at the time of any proposed grant, action may be deferred until the information has been made public. Any decision to defer action will be made by the company’s Law Department after consultation with outside counsel, the CEO and the Chair of the Compensation Committee, as appropriate. Restricted stock grants to newly appointed or newly promoted executive officers will be effective on the date approved by the Compensation Committee (or, if later, the first day of employment); restricted stock grants to other new hires or in connection with promotions in any month will be effective on the last trading day of the month in which employment commences or the promotion becomes effective.

Stock Ownership Guidelines for Executive Officers

The Committee established a stock ownership guideline for Mr. Aguirre in his January 2004 employment agreement that requires him to own five times his annual base salary in Chiquita common stock within five years of his date of hire. Ownership guidelines were established for other executive officers, and the guideline for the CEO was reaffirmed, in March 2006. Each executive officer other than Mr. Aguirre is required to own three times his or her annual salary in Chiquita common stock within five years of the later of March 27, 2006 or the date of hire (or, if applicable, promotion). Progress toward the goal is expected to be approximately 20% per year, and is reviewed annually. If a person’s guideline amount is not met by the end of five years, 50% of the person’s future awards under the annual cash incentive program will be made in shares until such time as the guideline is met. In addition, until the full guideline is satisfied, a person subject to the guidelines may not, without Board approval, sell stock, including shares of restricted stock awarded to him or her by the company or shares received upon exercise of stock options. However, the guidelines do not prohibit the surrender of a portion of shares of restricted stock upon vesting, or shares received upon exercise of stock options, in order to pay withholding taxes. The value of the following holdings by participants counts toward the ownership guidelines:

•	shares held in the company’s 401(k) Plan and Employee Stock Purchase Plan;

•	unvested restricted stock;

•	the value of exercisable “in-the-money” employee stock options (fair market value less exercise price); and

•	any other shares of common stock beneficially owned by the participant.

As of the Record Date, Messrs. Aguirre, Zalla, Holland and Viviani had met their respective stock ownership guidelines and Mr. Loeb had made more than the expected progress toward his applicable ownership guideline.

Tax Considerations

Section 162(m) of the Internal Revenue Code prohibits the company from taking an income tax deduction for any compensation in excess of $1 million per year paid to its chief executive officer or any of its other four most-highly compensated executive officers, unless the compensation qualifies as “performance-based” pay under a plan approved by shareholders. (See “Proposal 2: Reapprove the Performance Measures Applicable to Performance-Based Awards under the Chiquita Stock and Incentive Plan.”) To the extent practicable, the committee grants performance-based compensation intended to be deductible. However, the committee believes that the company must be able to attract, retain and reward the executive leadership necessary to execute its business strategy. Therefore, the committee may authorize compensation that may not be deductible if it believes this is in the best interests of the company.

Compensation Tables

The table below summarizes, for the years indicated, the compensation of Chiquita’s principal executive officer, principal financial officer, three most highly paid other executive officers and one former executive officer (collectively referred to as the “Named Executive Officers”).

Summary Compensation Table

Name and Principal Position	Year	Salary(1) ($)		Stock Awards(2) ($)	Option Awards(2) (#)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
(a)	(b)	(c)		(e)	(f)	(g)	(h)	(i)	(j)
Fernando Aguirre Chairman of the Board, President and Chief Executive Officer	2007 2006	900,000 795,769		1,801,069 1,120,635	-- 1,013,188	-- --	-- --	72,972 90,119	2,774,041 3,019,711
Jeffrey M. Zalla Senior Vice President and Chief Financial Officer	2007 2006	395,000 367,538		173,653 317,542	-- --	-- --	-- --	33,595 45,235	602,248 730,315
Tanios Viviani President, Global Innovation and Emerging Markets	2007 2006	414,423 382,308		284,702 555,114	-- --	-- --	-- --	126,802 194,187	825,927 1,131,609
Michel Loeb(6) President, Europe and Middle East	2007	411,589	(7)	195,453	--	40,066	--	207,591	854,699
Kevin Holland(6) Senior Vice President and Chief People Officer	2007	312,461		276,154	--	--	--	28,317	616,932
Robert F. Kistinger(8) President and Chief Operating Officer, Chiquita Fresh Group	2007 2006	575,000 575,000		1,379,609 955,170	-- --	-- --	1,793 1,243	1,795,518 137,314	3,751,920 1,668,727

(1)	Includes amounts deferred under Chiquita’s Capital Accumulation Plan. See “Deferred Compensation.”

(2)

Represents the dollar amounts expensed for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with SFAS 123(R) and includes amounts from awards granted both during and before 2007. See Notes 1 and 13 to the company’s financial statements for a discussion of the assumptions made in determining the valuations reported. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting. The amount reported for Mr. Kistinger includes the effect of accelerated vesting of stock awards related to his separation.

(3)

Because actual financial results for 2007 did not meet the minimum net income objective, no annual incentive plan payments were made for 2007 performance to any of the Named Executive Officers other than Mr. Loeb, who became an executive officer in October 2007. Mr. Loeb and incentive program-eligible employees in certain business units received incentive payments based on achievement of at least the minimum financial performance objectives that had been established for their respective business units. Mr. Loeb’s incentive payment of €25,986 was converted to U.S. dollars at the exchange rate in effect on March 24, 2008, the date it was actually paid.

(4)

Represents above market interest on a deemed participation match available only to certain participants who were at least 45 years old and who participated in the Capital Accumulation Plan in calendar year 2000. See “Deferred Compensation.”

(5)	The following table describes each component of the All Other Compensation column in the Summary Compensation Table:

All Other Compensation – 2007

Name	Employer Contributions to Chiquita 401(k) or Belgian Pension Plan ($)	Employer Contributions to Chiquita Deferred Compensation Plans(a) ($)	Reimbursement of Taxes(b) ($)	Retirement, Resignation, Termination and Severance Benefits (c) ($)	Perquisites(d) ($)	Other ($)
Fernando Aguirre	18,587	50,000	4,385	--	--	--
Jeffrey M. Zalla	20,250	12,828	517	--	--	--
Tanios Viviani	17,076	19,929	13,240	--	76,557(e)	--
Michel Loeb	19,802	--	--	--	82,795(f)	104,994(g)
Kevin Holland	15,445	12,872	--	--	--	--
Robert F. Kistinger	20,250	114,477	2,189	1,658,602	--	--

(a)	See “Deferred Compensation” for further information on these employer contributions.

(b)	Represents reimbursement of taxes resulting from payments by Chiquita of personal benefits.

(c)

See Note (8) below. Represents amounts payable to Mr. Kistinger in accordance with a separation agreement between him and the company as follows: $1,092,500 cash benefit equal to the sum of his annual salary and annual incentive program target, $517,500 representing his 2007 annual incentive program target, $10,000 for legal fees in connection with the negotiation of the separation agreement, $15,242 in company-paid COBRA premiums, $6,360 in company-paid life insurance premiums and $17,000 in company-paid outplacement services.

(d)

Except for Messrs. Loeb and Viviani, perquisites paid to each of the Named Executive Officers were less than $10,000. The company calculates the value of personal benefits on a dollar cost basis per person.

(e)

Includes a mortgage subsidy of $72,079 paid to Mr. Viviani in connection with his relocation to California (due to differences in market housing prices), $2,491 in company-paid executive health plan expense and $1,987 related to spousal travel.

(f)

Includes $55,214 in financial planning services in connection with a change in Mr. Loeb’s compensation split among certain European countries, $19,804 for a vehicle lease and $7,777 for legal assistance.

(g)

In 2007, Mr. Loeb received one-time special payments aggregating $104,994 ($75,028 of which were made to the Belgian pension arrangement in which he participates) to mitigate a portion of the incremental tax expense that resulted from a change in his compensation split among certain European countries from that anticipated and specified in his original employment agreement in 2004. These amounts reported in the table have been converted to U.S. dollars at the exchange rate in effect on the dates the payments were made.

(6)	Messrs. Loeb and Holland were not Named Executive Officers in 2006. Therefore, no information for that year is presented.

(7)	Represents the sum of all salary payments in 2007 converted from Euros to U.S. dollars at the exchange rate in effect on each pay date.

(8)	Mr. Kistinger ceased being an executive officer on October 25, 2007; his employment with the company ended on December 31, 2007.

Equity Compensation

The following table provides information on each cash or equity award and award opportunity granted to the Named Executive Officers during 2007.

2007 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	Grant Date Fair Value of Stock and Option Awards(4) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(l)
Fernando Aguirre	2/14/2007 4/15/2007 12/1/2007	585,000	1,170,000	2,632,500	30,949	103,163	232,117	85,410 83,377	1,635,134 1,182,075 1,600,005
Jeffrey M. Zalla	2/14/2007 8/7/2007	123,000	246,000	553,500	5,591	18,634	41,927	18,759	295,349 275,007
Tanios Viviani	2/14/2007 8/7/2007	150,500	301,000	677,250	7,834	26,113	58,755	27,627	413,892 405,012
Michel Loeb	2/14/2007 8/7/2007	145,250	290,500	653,625	2,515	8,382	18,860	8,527	132,855 125,006
Kevin Holland	2/14/2007 8/7/2007	85,000	170,000	382,500	2,148	7,157	16,104	21,830	113,439 320,028
Robert F. Kistinger	2/14/2007 8/7/2007	258,750	517,500	1,164,375	8,357	27,854	62,672	26,604	441,486 390,015

(1)

These columns reflect the potential value of the payout for each Named Executive Officer under the annual incentive program. For illustration purposes, the threshold and target amounts shown assume achievement of a 100% individual performance factor (although the actual range may be between 0% and 150%); the maximum amount shown reflects a 150% individual performance factor and 150% company financial performance to show the maximum amount payable under the annual incentive program. The awards are subject to negative discretion adjustments in accordance with Section 162(m) of the Internal Revenue Code. Because actual financial results for 2007 did not meet the minimum net income objective, no incentive payments were made to any of the Named Executive Officers other than Mr. Loeb. Since Mr. Loeb was not an executive officer until October 2007, his incentive payment was calculated in the same manner as other incentive program-eligible employees in certain business units who received incentive payments based on achievement of at least the minimum financial performance objectives that had been established for their respective business units. See “Compensation Discussion and Analysis – Elements of Compensation – Annual Incentive Program Awards” for further information on this program.

(2)

These columns reflect the 2007-2009 LTIP opportunities approved in 2007. For illustration purposes, the threshold and target amounts shown assume achievement of a 100% individual performance factor (although the actual range may be between 0% and 150%); the maximum amount shown reflects a 150% individual performance factor and 150% company financial performance to show the maximum amount payable under the LTIP. The awards are subject to negative discretion adjustments in accordance with Section 162(m) of the Internal Revenue Code. To the extent earned, awards would be made in early 2010; however, the company does not anticipate that these awards will be paid. See “Compensation Discussion and Analysis – Elements of Compensation – Equity-Based Compensation – LTIP Awards” for further information on this program. Because Mr. Kistinger’s employment with the company ended on December 31, 2007, his LTIP opportunity was cancelled automatically.

(3)

This column reflects restricted stock awards granted in 2007. Mr. Aguirre’s April 15, 2007 award was made because he did not receive an award in October 2006 (or otherwise in 2006) when restricted stock awards were made to other executive officers. This award vests in three annual installments beginning on the first anniversary of the grant date. Mr. Aguirre’s December 1, 2007 award and the awards reported for the other Named Executive Officers vest in four annual installments beginning on the first anniversary of the grant date except that fifty percent of Mr. Holland’s August 7, 2007 award vested in full on January 1, 2008. Unvested restricted stock awards do not confer dividend or voting rights. Because of Mr. Kistinger’s age and length of service with the company, all of his unvested restricted stock awards vested in full on December 31, 2007 when his employment ended.

(4)

The Grant Date Fair Values of the 2007-2009 LTIP opportunities were determined by multiplying the number of target shares by $15.85 (the closing price of Chiquita common stock on January 3, 2007). The Grant Date Fair Values of the restricted stock awards were determined by multiplying the number of shares by $13.84, $14.66 and $19.19 (the respective closing prices of Chiquita common stock on the grant dates or, if Chiquita’s common stock was not traded on such day, then the next preceding day on which the shares were traded: April 13, August 7 and November 30, 2007, as applicable). As indicated in Note (2) above, Mr. Kistinger’s LTIP opportunity has been cancelled.

All awards are subject to the grantee being an employee of Chiquita on the vesting date, except under certain circumstances such as a change in control, death, disability or retirement. See “Employment Agreements and Other Arrangements.”

Outstanding Equity Awards at 2007 Fiscal Year-End

The following table reports, on an award-by-award basis, each outstanding equity award held by the Named Executive Officers on December 31, 2007. The company generally does not permit executive officers to transfer awards prior to the vesting date, and no transfers were permitted during 2007.

Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Fernando Aguirre	243,750	81,250(2)		23.16	1/11/2014
						110,000(3)	2,022,900
						85,410(4)	1,570,690
						83,377(5)	1,533,303
								90,000(6)	1,655,100
								14,813(7)	272,411
								30,949(8)	569,153
Jeffrey M. Zalla	37,500			16.97	5/9/2012
	37,500			16.92	5/30/2012
						5,890(9)	108,318
						15,459(10)	284,292
						18,759(5)	344,979
								3,135(7)	57,653
								5,591(8)	102,819

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Tanios Viviani						3,507(11)	64,494
						6,459(9)	118,782
						21,756(10)	400,093
						27,627(5)	508,061
								3,744(7)	68,852
								7,834(8)	144,068
Michel Loeb						4,250(12)	78,158
						1,250(13)	22,988
						2,101(14)	38,638
						6,770(15)	124,501
						8,527(5)	156,812
								2,209(7)	40,624
								2,515(8)	46,251
Kevin Holland						2,459(16)	45,222
						15,459(10)	284,292
						10,915(5)	200,727
						10,915(17)	200,727
								1,291(7)	23,741
								2,148(8)	39,502

Robert F. Kistinger	225,000	16.97	12/31/2010
	225,000	16.92	12/31/2010
				5,068(7)(18)	93,201
				8,357(7)(18)	153,686

(1)	Based on the $18.39 per share closing price of Chiquita common stock on December 31, 2007.

(2)	Award vested on January 12, 2008.

(3)	Award vested on January 11, 2008.

(4)	Award vests in three equal installments on April 15, 2008, 2009 and 2010.

(5)	Award vests in four equal installments on August 7, 2008, 2009, 2010 and 2011.

(6)	Performance-based restricted stock award. The stock price vesting conditions were not met and the unvested shares were forfeited on January 12, 2008.

(7)	Threshold (minimum) 2006-2008 LTIP award opportunity. In 2006 the company determined that no awards were likely to be earned for the 2006-2008 cycle.

(8)

Threshold (minimum) 2007-2009 LTIP award opportunity. See “Compensation Discussion and Analysis – Elements of Compensation – Equity-Based Compensation – LTIP Awards” for a description of LTIP terms and 2007 Grants of Plan-Based Awards Table for threshold, target and maximum award opportunities. In 2007 the company determined that no awards were likely to be earned for the 2007-2009 cycle.

(9)	Award vests in two remaining equal installments on October 27, 2008 and 2009.

(10)	Award vests in three remaining equal installments on October 18, 2008, 2009 and 2010.

(11)	Award vests on October 1, 2008.

(12)	Award vested on January 8, 2008.

(13)	Award vested on April 1, 2008.

(14)	Award vests in two remaining equal installments on October 20, 2008 and 2009.

(15)	Award vests in three remaining equal installments on November 2, 2008, 2009 and 2010.

(16)	Award vests in two remaining equal installments on October 10, 2008 and 2009.

(17)	Award vested on January 1, 2008.

(18)	These awards were canceled automatically when Mr. Kistinger’s employment ended on December 31, 2007.

2007 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)

(a)	(b)	(c)	(d)	(e)
Fernando Aguirre	-	-	-	-
Jeffrey M. Zalla	-	-	26,110(2) 2,945 5,152	416,977(2) 50,095 84,802
Tanios Viviani	-	-	34,100(2) 3,506 3,230 7,252	544,577(2) 58,726 54,943 119,368
Michel Loeb	-	-	32,943(2) 4,250 1,250 1,051 2,256	526,100(2) 65,068 17,525 16,785 40,699
Kevin Holland	-	-	3,595(2) 1,230 5,152	57,413(2) 19,877 84,802
Robert F. Kistinger	-	-	82,854(2) 69,478(3)	1,323,178(2) 1,277,701

(1)

Based upon the closing price of Chiquita common stock on the respective date of vesting, except for the shares indicated by Note (2) below, which were valued at $15.97 per share (the closing price of Chiquita common stock on January 3, 2007).

(2)	Represents shares that vested on January 1, 2007 for LTIP awards based on 2005 performance.

(3)

Under the Stock Plan, these shares vested when Mr. Kistinger’s employment with the company ended on December 31, 2007 and were valued at $18.39 per share (the closing price of Chiquita common stock on that date).

Deferred Compensation

2007 Nonqualified Deferred Compensation

The following table provides information on deferred compensation under the Chiquita Capital Accumulation Plan (“CAP”) and the Deferred Compensation Plan (“DCP”).

Name	Plan	Executive Contributions in Last FY (1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY (3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(4) ($)

(a)		(b)	(c)	(d)	(e)	(f)
Fernando Aguirre	CAP DCP	50,000 --	50,000 --	18,385 --	-- --	435,185 --
Jeffrey M. Zalla	CAP DCP	59,250 --	10,750 2,078	17,061	-- --	636,710 45,716
Tanios Viviani	CAP DCP	33,061 --	19,929 --	7,767 --	-- --	126,196 --
Michel Loeb(5)	CAP DCP	-- --	-- --	-- --	-- --	-- --
Kevin Holland	CAP DCP	40,000 --	12,872 --	1,383 --	-- --	97,578 --
Robert F. Kistinger	CAP DCP	50,000 --	64,522 49,955	26,518 --	-- 186,563	672,896(6) 1,098,824(6)

(1)	These amounts are included in column (c) of the Summary Compensation Table.

(2)

These amounts are included in column (i) of the Summary Compensation Table for Messrs. Aguirre, Viviani, Holland and Kistinger and, as to the DCP, for Mr. Zalla. For the DCP, contributions represent 4.68% interest compounded quarterly on existing account balances. For Mr. Kistinger includes $50,000 shown in column (i) of the Summary Compensation Table and $14,522 for the deemed participation match under the CAP. The above-market portion of this accrual of $1,793 is included in column (h) of the Summary Compensation Table. See narrative below for further description of the terms of the CAP and DCP.

(3)	For the CAP, represents overall returns from benchmark deemed investment funds selected by the participant.

(4)

The following amounts were reported previously as compensation to each Named Executive Officer on the Summary Compensation Table(s) in the year(s) noted. Amounts deferred prior to becoming a Named Executive Officer are not included.

CAP

Name	Deferrals	Company Match	Total
Mr. Aguirre (2004-2006)	$150,000	$150,000	$300,000
Mr. Zalla (2005-2006)	249,195	35,374	284,569
Mr. Viviani (2005-2006)	30,585	30,585	61,170
Mr. Holland (2006)	30,000	11,349	41,349
Mr. Kistinger (2000-2006)	260,000	205,000	465,000

DCP

Name	Deferrals	Interest	Total
Mr. Zalla (2005-2006)	$ 0	$ 3,574	$ 3,574
Mr. Kistinger (1993-2006)	445,396	603,474	1,048,870

(5)	Mr. Loeb is not eligible to participate in the CAP since he is not a U.S. taxpayer and is not paid in the U.S.
(6)	Mr. Kistinger’s balance will be paid under the terms of the company’s Executive Officer Severance Pay Plan. See “Employment Agreements and Other Arrangements—Separation Agreement” below.

The CAP is a voluntary, nonqualified deferred compensation plan that provides retirement, disability, death and employment termination benefits for employees who are “highly compensated employees” as defined in section 414(q) of the Internal Revenue Code and are designated as executive officers by the Board or designated by the Administrative Committee as eligible to participate, and generally includes any employee earning an annualized base salary of at least $140,000. Participants may elect to defer up to 80% of salary and up to 80% of annual incentive program payments, as long as the deferrals do not reduce compensation below the amount necessary to satisfy employment or withholding tax obligations. Chiquita matches contributions based on the participant’s contribution percentage and age. Based on their ages during 2007, Mr. Zalla was eligible to receive a 1% match on contributions, Mr. Holland, 3%, Mr. Viviani, 3%, Mr. Aguirre, 7%, and Mr. Kistinger, 12%. An additional company match is made on 4% of the participant’s compensation over the IRS limit for 401(k) plans ($225,000 for 2007). The maximum annual company match for any participant is $50,000. The company match vests at 20% per each year of completed service unless the Compensation Committee authorizes a participant to be credited with prior years of service with another employer. Each participant’s account balance is credited or debited, as applicable, with earnings or losses attributable to the various deemed investment funds among which the participant may allocate contributions. The deemed investment funds include mutual funds in each of the major asset classes (cash equivalent, fixed income and equity) covering a broad range of the risk-return spectrum. A participant may change investment allocations daily.

Executives who participated in the CAP when it began in 2000 and were at least 45 years old at that time are eligible for a deemed participation match initially based on 1999 salary and annual incentive amounts, years of service and age on January 1, 2000. This match vests on the later of a participant’s retirement date (defined as the later of his/her 55th birthday or the date upon which he/she completes 10 years of service commencing with the calendar year in which he/she attains his/her 45th birthday) or January 1, 2005. The match is subject to forfeiture prior to vesting if a participant is no longer employed by the company. Mr. Kistinger became vested on his birthday in 2007. The company pays annual interest on the total amount accrued each year at the 12-month Moody’s Baa index rate published by the Federal Reserve. For 2007, the interest rate was 6.48%. Based on SEC rules, this interest rate is considered to be above market by 0.8%, using the December 2007 120% adjusted federal long-term rate published by the Internal Revenue Service. The above market portion of the accrual for 2007 is reported for Mr. Kistinger in column (h) of the Summary Compensation Table. The full 2007 accruals to the account of Mr. Kistinger are included in column (c) of the Deferred Compensation Table.

Each year, CAP participants may elect to receive that year’s account balance either in a future year while still employed (beginning no earlier than two years after the current plan year ends) or upon termination of employment or retirement, and may elect to have payment made either in a lump sum or over a period of years. Unscheduled withdrawals are not permitted, except for hardship.

The DCP, a nonqualified deferred compensation plan, was in effect for compensation earned through the end of 1999. The CAP replaced the DCP for compensation earned beginning in 2000. During 2007, interest accrued quarterly on the participants’ DCP balances at a rate of 4.68%. This interest rate was revised by the Compensation Committee in 2005 to be equal to the ten-year U.S. Treasury bond yield, adjusted annually on the first business day of each year. Lump sum payments are made as soon as administratively practicable after the end of the deferral term (five years, ten years or upon death, disability or termination of employment, as elected by the participant in the year the amount was deferred). Unscheduled withdrawals are not permitted except for hardship.

The CAP and DCP account amounts are unfunded and unsecured obligations of the company and are subject to the same treatment and risks as other general obligations of the company.

Employment Agreements and Other Arrangements

Employment Agreement with Mr. Aguirre. As fully described in the company’s 2006 proxy statement filed on April 23, 2007, on April 15, 2007, the company and Mr. Aguirre entered into a Letter Agreement (the “Letter Agreement”), approved by the company’s independent directors, that renewed with certain modifications Mr. Aguirre’s 2004 employment agreement that had expired on January 11, 2007. As amended by the Letter Agreement, Mr. Aguirre’s employment agreement provides that his employment will continue on an “at will” basis, and that his annual base salary and annual target incentive will be as set by the Compensation Committee of the company’s Board of Directors from time to time. For 2007, Mr. Aguirre’s annual base salary was set at $900,000 and his target incentive at 130% of annual base salary. The Letter Agreement provides that benefits otherwise payable to Mr. Aguirre upon termination of employment may be modified by the company’s Board of Directors on a prospective basis under certain circumstances discussed below. Except as provided in the Letter Agreement, the terms of Mr. Aguirre’s 2004 employment agreement (the “Agreement”) were renewed in their entirety. In the committee’s view, the Letter Agreement together with the Agreement reflected the value of Mr. Aguirre’s services to the company and was on terms that were competitive based on peer group information.

For 2008, Mr. Aguirre’s base salary has been set at an annualized rate of $950,000, effective February 1, 2008; his target incentive remains at 130% of his annual base salary.

As provided in the Letter Agreement, and as disclosed in the 2006 proxy statement, on April 15, 2007 Mr. Aguirre was granted a restricted stock award for shares having a value of $1,200,000 that vests in equal annual installments over a three-year period. Mr. Aguirre’s April 2007 award was made because he did not receive an award in October 2006 when restricted stock awards were made to other executive officers. The award was delayed, principally because the Compensation Committee desired to evaluate Mr. Aguirre’s total compensation in light of his expiring employment agreement. Thus, the committee viewed, for the competitive positioning and retentive effect thereof, the April 2007 award as a delayed 2006 grant. Additionally, the Letter Agreement confirmed Mr. Aguirre’s previously granted target LTIP award opportunity under the Stock Plan of $1,600,000 for the 2007-2009 performance period.

The Letter Agreement, as described in the 2006 proxy statement, also provided that Mr. Aguirre would be eligible for a restricted stock grant as part of his 2007 compensation package with a targeted value of $1,600,000, subject to approval by the Compensation Committee. In October 2007, the Compensation Committee recommended that this award be granted, based upon its assessment of Mr. Aguirre’s performance and its desire to provide him with total compensation at the median level of the company’s 2007 survey and peer group data, assuming achievement of the company’s annual and long-term performance goals. In making this decision, the committee took into consideration Mr. Aguirre’s key role in the process of transforming Chiquita to a consumer-centric company. It also considered the fact that all shares of time-based restricted stock granted to Mr. Aguirre under the 2004 Agreement would vest in January 2008 and that the remaining performance-based restricted shares awarded under the Agreement most probably would be forfeited in January 2008 because the stock price vesting triggers would not be met. The committee concluded that this additional award would further its goal of retaining Mr. Aguirre’s services to the company. The award was approved by the company’s independent directors on December 1, 2007.

In 2004, pursuant to the Agreement, Mr. Aguirre had been granted (a) 110,000 time-based restricted shares that vested on January 11, 2008 and (b) 150,000 performance-based restricted shares that would vest in 30,000 share increments based on the average fair market value of the company’s common stock over any 40 consecutive trading-day period prior to January 12, 2008 reaching $26, $28, $30, $32 or $34. During 2005, 60,000 of these shares vested based on achievement of the $26 and $28 fair market value thresholds. The remaining performance-based shares were forfeited on January 12, 2008. Mr. Aguirre also was granted an option to purchase 325,000 shares of common stock, at $23.16 per share, that vested in annual 25% increments and became fully vested on January 12, 2008 (the “Option”).

Except as otherwise indicated below, under the terms of the Letter Agreement, the following provisions of the Agreement continue to apply.

Mr. Aguirre is entitled to participate in other company benefit programs, generally on the same terms as other senior executives of the company. For the company’s CAP, Mr. Aguirre was credited with an additional 10 years of age and the 23 years of service with his immediately prior employer.

Mr. Aguirre will be nominated by the Board for election as a director as long as he remains employed by the company. He is required to resign from the Board if his employment terminates for any reason.

If the company terminates Mr. Aguirre’s employment for “cause,” the entire Option, although exercisable, will be forfeited. If Mr. Aguirre terminates his employment other than for “good reason,” the Option will remain exercisable for 90 days. Termination for “cause” is termination for willful misconduct, willful engaging in conduct which is demonstrably and materially injurious to the company, or conviction of or plea of guilty or nolo contendere to any felony. “Good reason” is any material breach by the company of its obligations under the Agreement or Letter Agreement with Mr. Aguirre, a substantial adverse alteration in the nature or status of his title or responsibilities, a reduction in his base salary or target incentive or, after a Change of Control (as defined in the Agreement), the failure to provide him with participation in any equity-based plan on a level commensurate with his position or the relocation of his principal place of employment more than fifty (50) miles from his current principal place of employment.

If the company terminates Mr. Aguirre’s employment other than for “cause” or he terminates his employment for “good reason,” Mr. Aguirre will receive two times his then-current base salary and target annual incentive, payable over a two-year period; a pro rata annual incentive based on the incentive amount that would have been paid for a full year of employment, determined and paid at the time annual incentives are normally paid to senior executives; and 36 months of welfare benefits (such as medical and dental insurance) for himself and eligible dependents, plus the opportunity to pay for company welfare benefits for himself and his eligible dependents for life. In the event of such a termination, the Option will remain exercisable for three years following termination (or until its expiration, if earlier).

If within two years following a “change of control” (as defined) the company terminates Mr. Aguirre’s employment for any reason other than “cause” or disability, or he terminates his employment for “good reason,” he will receive the severance benefits described immediately above except that he will receive three times his then-current base salary and target annual incentive and all outstanding equity awards will vest in full. Any option to purchase company stock will be fully exercisable for three years after the termination date (or until its earlier expiration).

In the event of Mr. Aguirre’s death or disability, he or his beneficiaries will receive a pro rata annual incentive determined and payable at the normal payment time for senior executives. Any outstanding options to purchase common stock (including the Option) will vest in full and be exercisable for three years (or until their earlier expiration).

If payments received by Mr. Aguirre in connection with his employment are subject to the excise tax imposed by the Internal Revenue Code on “excess parachute payments,” he generally will be entitled to a gross-up payment such that his net payments after payment of all taxes are equal to the payments that otherwise would be received.

The Letter Agreement provides that payments and benefits otherwise payable to Mr. Aguirre upon termination of employment may be modified by independent members of the company’s Board of Directors, if the Board determines that the payments exceed those generally provided to similarly situated executives. However, any such modification that reduces those payments will not be applicable to a termination of employment that occurs within one year of the Board action. Further, if a change of control takes place within one year of any such Board action, the reduction will not be applicable to a termination of employment occurring within two years following the change of control.

The Letter Agreement contains confidentiality, non-competition and non-solicitation provisions. The confidentiality restriction applies during and after Mr. Aguirre’s employment. The non-competition and non-solicitation restrictions apply for two years after his termination date. In the event that Mr. Aguirre is found to have violated any of these restrictions within two years of his termination date, he must pay back to the company certain payments that he has received.

The following table shows the amount of potential payments to Mr. Aguirre under various termination scenarios, based on the assumption that the triggering event took place on December 31, 2007, and using the $18.39 per share closing price for the common stock on that date. The total payments for each termination scenario are in bold with the details making up such total shown below each total.

Mr. Aguirre
Retirement (age 57 or older)	$6,781,993
Unvested and accelerated restricted stock (1) (2)	6,781,993
Involuntary Not for Cause Termination or For Good Reason Termination	$7,123,236
Cash severance	4,140,000
Unvested and accelerated restricted stock (1)	2,929,784
Health and welfare benefits	53,452
Change in Control	$20,911,761
Cash severance	6,210,000
Unvested and accelerated restricted stock (1) (2)	6,781,993
Unvested and accelerated LTIP awards	2,805,205
Health and welfare benefits	53,452
Potential excise tax gross-up	5,061,111

Death	$7,581,993
Unvested and accelerated restricted stock (1) (2)	6,781,993
Insurance proceeds	800,000
Disability	$7,006,133
Unvested and accelerated restricted stock (1) (2)	6,781,993
Health and welfare benefits	224,140

(1)	Does not include unvested LTIP award opportunities that may be awarded at the Compensation Committee’s discretion upon the occurrence of these events.

(2)	Includes $1,655,100 of performance-based restricted stock that was forfeited on January 12, 2008 due to failure to meet the stock price vesting triggers.

If Mr. Aguirre’s employment were terminated for “cause,” the company match benefit portion of his CAP account and related earnings ($217,593 at December 31, 2007) would be forfeited and he would not be entitled to any other special payment. No special payments are triggered in the event that Mr. Aguirre voluntarily terminates his employment other than for “good reason.”

Employment Agreements with Mr. Loeb. Mr. Loeb has interrelated employment agreements with Chiquita International Services Group N.V. (C.I.S.G.), a Belgian subsidiary of the company (the “Belgian Contract”), and Chiquita Banana Company B.V., a Netherlands subsidiary of the company (the “Netherlands Agreement”). Under the Belgian Contract, Mr. Loeb spends 60% of his working time as President of Chiquita Fresh Europe. Under the Netherlands Agreement, Mr. Loeb spends 40% of his working time as Managing Director of Chiquita Banana Company.

The Netherlands Agreement, which was entered into in April 2007, replaced prior arrangements with Mr. Loeb under which the covered 40% of his time was split 20% with Chiquita Banana Company B.V. and 20% with Chiquita England Ltd. The reallocation of this time resulted in significant adverse tax consequences to Mr. Loeb. To ameliorate a portion of the incremental tax effect, in 2007 the company made one-time special payments to Mr. Loeb and the Belgian pension arrangement in which he participates, as further described above in note 5(h) to the Summary Compensation Table.

In consideration for his services under the Belgian Contract and Netherlands Agreement, Mr. Loeb receives an annual base salary of €285,377 (which includes a statutory increase of 1.3% applicable to all Belgian employees effective as of January 1, 2008 as explained on page 25 under “Elements of Compensation – Base Salaries”) and a target annual incentive set at 70% of his annual base salary. Mr. Loeb also is eligible to receive LTIP and other awards under the Stock Plan, is entitled to benefits customary to employees in Belgium and the Netherlands and, to the extent allowed by applicable foreign law, may receive other benefits customarily provided to Chiquita’s domestic executive officers.

The employment agreements contain exclusivity, confidentiality, nondisclosure and noncompetition provisions. The confidentiality and nondisclosure provisions apply during Mr. Loeb’s employment and without limitation thereafter. Unless termination of Mr. Loeb’s employment is attributable to the company, the non-competition provision prohibits him from competing with the company and its subsidiaries, within the jurisdiction of the European Union, during his employment and for 12 months thereafter.

The termination of one agreement automatically terminates the other. Mr. Loeb may terminate either agreement by giving notice in accordance with applicable law. He also may terminate the Belgian Contract by paying compensation to Chiquita International Services Group in lieu of providing notice. Subject to the provisions of the pension arrangement, the Netherlands Agreement terminates automatically on the first day of the month following the date on which Mr. Loeb reaches the age of 65. The applicable company subsidiary may terminate the Belgian Contract and the Netherlands Agreement immediately for, respectively, “pressing reasons” and “urgent cause”. While the terms “pressing reason” and “urgent cause” are defined more specifically in the applicable agreement, they are generally defined as a breach by Mr. Loeb of his obligations set out in the applicable agreement including provisions relating to confidentiality and intellectual property rights, as well as provisions relating to fraud, abuse of company funds, criminal acts and public statements that could harm the reputation or image of the company. Other than immediate termination, each company subsidiary may terminate the applicable agreement upon 15 months’ notice if Mr. Loeb has less than six years of service and upon 15 plus “x” months’ notice if Mr. Loeb has at least six years of service, where “x” is equal to one month for each year of continuous service. At January 1, 2008 Mr. Loeb had four years of service. If either company subsidiary terminates an agreement with less notice, it must pay Mr. Loeb a severance in the amount of his monthly salary plus annual incentive multiplied by the difference between the number of months of notice he should have received under the agreement and the number of months of notice he actually received.

The following table shows the amount of potential payments to Mr. Loeb under various termination scenarios, based on the assumption that the triggering event took place on December 31, 2007, and using the $18.39 per share closing price for the common stock on that date. The total payments for each termination scenario are in bold with the details making up such total shown below each total

Mr. Loeb
Early Retirement (prior to age 65)	$542,726
Unvested and accelerated restricted stock (1)	421,094
Pension	121,632
Normal Retirement (age 65 or older)	$1,097,996
Unvested and accelerated restricted stock (1)	421,094
Pension	676,902
Involuntary Not for Cause or For Good Reason Termination	$851,119
Cash severance	525,415
Non-equity incentive	44,595
Unvested and accelerated restricted stock (1)	201,150
Employer’s pension contribution	56,081
Continuation of perquisites	23,879

Change in Control	$1,360,591
Cash severance	525,415
Non-equity incentive	44,595
Unvested and accelerated restricted stock (1)	421,094
Unvested and accelerated LTIP awards	289,527
Employer’s pension contribution	56,081
Continuation of perquisites	23,879
Death	$1,373,804
Unvested and accelerated restricted stock (1)	421,094
Insurance proceeds	952,710
Disability	$687,695
Unvested and accelerated restricted stock (1)	421,094
Guaranteed income	266,601

(1)	Does not include unvested LTIP award opportunities that may be awarded at the Compensation Committee’s discretion upon the occurrence of these events.

No special payments are triggered in the event that Mr. Loeb voluntarily terminates his employment other than for “good reason.”

Arrangements with Other Named Executive Officers. The company has arrangements described below with other named executive officers. The terms of these arrangements are believed by the Compensation Committee to be competitive with those offered by companies in the peer group and, therefore, appropriate in order for the company to attract and retain qualified employees. The committee established these arrangements to provide for an orderly succession and stability in the executive ranks during time of potential uncertainty, as well as to help secure covenants for non-competition.

The company has an Executive Officer Severance Pay Plan that applies to U.S. employees who are executive officers. Under the plan, any such executive officer whose employment is terminated involuntarily for reasons other than “cause” (as defined), due to death or disability, or who terminates his or her employment for “good reason” (as defined), after the first anniversary of the executive officer’s hire date will be eligible to receive: a severance payment equal to the sum of the executive officer’s then-current annual base salary and target annual incentive payable in equal bi-weekly installments unless Section 409A of the Internal Revenue Code requires the first six months’ payments to be made in a lump sum; a pro rata annual incentive based on the target incentive opportunity, payable when annual incentives are normally paid or the first business day after the six month anniversary of separation if subject to Section 409A; twelve months of continuation of health care benefits; and outplacement services in accordance with company policy. In addition, the executive will be given one additional year of vesting of stock options and non-LTIP restricted stock; and, if not penalized under the Internal Revenue Code, vested stock options will remain exercisable for one additional year following termination (but no later than the options’ expiration dates). As a condition of receiving the benefits, the affected executive must agree to release the company with respect to certain statutory rights and sign a separation agreement containing requirements for confidentiality and one-year non-solicitation and non-competition obligations. If the separated executive receives an offer of Substitute Employment (as defined) in a similar capacity while benefits are still payable, all benefits under the Executive Officer Severance Pay Plan cease unless otherwise specified by the company’s benefits committee.

In 2005, the company entered into Change in Control Severance Agreements (the “CIC Agreements”) with each of its then executive officers other than Mr. Aguirre, entitling them to certain benefits in the event that they are involuntarily terminated without “cause” or resign for “good reason” within two years after a “change in control” (as each such term is defined in the Agreement) that occurs prior to the third anniversary of the date of each Agreement.

For purposes of the Executive Officer Severance Pay Plan and the CIC Agreements, termination for “cause” is termination for willful and continued failure of the executive to perform his/her duties, willful engaging in conduct which is demonstrably and materially injurious to the company, or refusal to cooperate with any legal proceeding or investigation if requested to do so by the company.

For purposes of the Executive Officer Severance Pay Plan “good reason” is a substantial adverse alteration in the nature or status of an executive’s responsibilities or a reduction in his/her annual salary or target annual incentive opportunity, or a failure to provide him/her with participation in any stock option or other equity-based compensation plan in which other employees of the company (and any parent, surviving or acquiring company) participate, unless such reduction or failure does not unreasonably discriminate against him/her as compared to such other employees who have similar levels of responsibility and compensation.

For purposes of the CIC Agreements, “good reason” includes the reasons in the paragraph above plus the relocation of the executive’s principal place of employment more than fifty (50) miles from his/her current principal place of employment or any material breach by the company of its obligations under the respective CIC Agreement.

The CIC Agreements replaced similar agreements that expired on December 31, 2004. Payments under the CIC Agreements are in lieu of the Executive Officer Severance Pay Plan payments in the event of a change in control. Under each CIC Agreement, the executive officer will be entitled to: a lump sum severance payment equal to two times the sum of the executive officer’s annual salary and target annual incentive; a pro rata annual incentive equal to the greater of the target annual incentive for the year of termination and the target incentive in effect during the year in which the change in control occurs; two years’ continuation of medical and other health and welfare benefits, subject to forfeiture if the executive’s subsequent employer offers such benefits; vesting of all unvested stock options and restricted stock; an extension of the exercise period for exercise of vested employee stock options until the first anniversary of termination (if not penalized under the Internal Revenue Code); vesting of all 401(k) Plan employer contributions and all accrued basic and incremental matching employer contributions under the CAP; outplacement services in accordance with company policy; payment of reasonable legal fees incurred in connection with enforcement of the Agreement or any tax or audit proceeding relating to any “golden parachute” tax; and reimbursement for relocation expenses in accordance with company policy for any executive on temporary assignment abroad. If the payments and benefits received by the executive officer are subject to the excise tax imposed by the Internal Revenue Code on “excess parachute payments,” the executive officer generally will be entitled to a “gross-up” payment such that his or her net payments after all taxes are equal to the payments that otherwise would be received. Receipt of payments and benefits under the CIC Agreements is subject to execution by the affected executive of a customary release and an agreement containing confidentiality, non-solicitation and non-competition obligations.

The following table shows the amount of potential payments to Messrs. Zalla, Viviani and Holland under various termination scenarios, based on the assumption that the triggering event took place on December 31, 2007, and using the $18.39 per share closing price for the common stock on that date.

The total payments for each termination scenario are in bold with the details making up such total shown below each total.

	Mr. Zalla	Mr. Viviani	Mr. Holland
Early Retirement (prior to age 65)	$812,586	$1,113,935	$545,270
Unvested and accelerated restricted stock (1)	737,586	1,091,428	530,239
Post-retirement health	75,000	0	0
Unvested and accelerated CAP match (2)	0	22,507	15,031
Normal Retirement	$762,586	$1,113,935	$545,270
Unvested and accelerated restricted stock (1)	737,586	1,091,428	530,239
Post-retirement health	25,000	0	0
Unvested and accelerated CAP match (2)	0	22,507	15,031
Involuntary Not for Cause or For Good Reason Termination	$1,168,839	$1,448,184	$923,665
Cash severance	656,000	731,000	528,000
Non-equity incentive	246,000	301,000	198,000
Unvested and accelerated restricted stock (1)	235,153	384,24	167,533
Health and welfare benefits	14,686	14,943	13,132
Outplacement service	17,000	17,000	17,000
Change in Control	$3,926,931	$4,935,142	$2,795,101
Cash severance	1,312,000	1,462,000	1,056,000
Non-equity incentive	246,000	301,000	198,000
Unvested and accelerated restricted stock (1)	737,586	1,091,428	530,239
Unvested and accelerated LTIP awards	534,817	709,689	210,713
Health and welfare benefits	32,890	33,955	29,588
Outplacement service	17,000	17,000	17,000
Unvested and accelerated CAP match (2)	0	22,507	15,031
Unvested and accelerated 401(k) match	0	24,456	22,181
Potential excise tax gross-up	1,046,638	1,273,114	716,356

	Mr. Zalla	Mr. Viviani	Mr. Holland
Death	$1,117,586	$1,513,935	$825,270
Unvested and accelerated restricted stock (1)	737,586	1,091,428	530,239
Insurance proceeds	380,000	400,000	280,000
Unvested and accelerated CAP match (2)	0	22,507	15,031
Disability	$1,100,369	$1,397,845	$794,782
Unvested and accelerated restricted stock (1)	737,586	1,091,428	530,239
Health and welfare benefits	337,783	283,910	249,512
Post-retirement health	25,000	0	0
Unvested and accelerated CAP match (2)	0	22,507	15,031

(1)	Does not include unvested LTIP award opportunities that may be awarded at the Compensation Committee’s discretion upon the occurrence of these events.

(2)	Does not include other deferred compensation reported in the Deferred Compensation Table.

If Mr. Zalla, Viviani or Holland were terminated for “cause,” the company match benefit portion of his CAP account and related earnings ($72,434 for Mr. Zalla, $33,761 for Mr. Viviani, and $10,021 for Mr. Holland at December 31, 2007) would be forfeited and he would not be entitled to any other special payment. No special payments are triggered in the event that Mr. Zalla, Viviani, or Holland voluntarily terminates his employment other than for “good reason.”

Separation Agreement

On March 31, 2008, the company entered into a separation agreement with Mr. Kistinger in connection with the termination of his employment on December 31, 2007. Under the agreement, which is materially consistent with the terms of the company’s Executive Officer Severance Pay Plan, Mr. Kistinger will receive the financial payments provided for in the Plan, described on page 50, plus reimbursement of $10,000 for legal fees. The company also will maintain in effect, or cause to be maintained, life insurance coverage in the amount of $500,000 for two years. Because of Mr. Kistinger’s age and length of service with the company, 69,478 unvested shares of common stock previously awarded to him automatically vested under the terms of the Stock Plan. Mr. Kistinger entered into general and specific releases of the company, as well as a confidentiality agreement of unlimited duration, one and two-year non-competition agreements and a one-year non-solicitation agreement. The company will continue his existing coverage under any director and officer liability insurance policy maintained by the company.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2007, regarding the number of shares of common stock that may be issued under the company’s equity compensation plans.

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	3,528,480	$16.55(1)	3,281,723(2)
Equity compensation plans not approved by security holders(3)	325,000	$23.16	-0-
Total	3,853,480	$17.57	3,281,723

(1)	Reflects the weighted average of 1,394,069 options and 12,000 SARs.

(2)

Includes 2,281,723 shares available for future issuance at December 31, 2007 under the Stock Plan, with a sublimit of 330,500 shares available for future grants of stock appreciation rights. Also includes 1,000,000 shares issuable under the Employee Stock Purchase Plan; although the company is authorized to issue new shares under this plan, it expects generally to make open market purchases.

(3)

These options were granted in 2004 as an inducement grant in accordance with Mr. Aguirre’s Employment Agreement and New York Stock Exchange Rules. See “Employment Agreements and Other Arrangements – Employment Agreement with Mr. Aguirre.”

OTHER INFORMATION

Chiquita’s Independent Registered Public Accounting Firm

The accounting firm of Ernst & Young LLP served as Chiquita’s independent auditors for 2007.

Under its charter, the Audit Committee has the sole discretion and authority to appoint, retain and terminate the company’s independent auditors. Ernst & Young has been the company’s independent auditors for many years. Earlier in 2008, the Audit Committee decided, in accordance with sound governance practices, to issue a request for proposal (“RFP”) with regard to the company’s audit engagement. The Audit Committee desired to conduct a review of prospective independent auditors and to consider the possible advantages and disadvantages of changing independent auditors. The committee’s decision to request proposals was not the result of any disagreements with Ernst & Young on any matters of accounting principles or practices, financial statement disclosures, or auditing scope and procedures.

The RFP was issued to five major public accounting firms, including Ernst & Young, in March 2008. The Audit Committee plans to complete the RFP process in May 2008, after the conclusion of the company’s Annual Meeting of Shareholders. The selected firm will serve as the company’s independent auditors beginning with the second quarter of 2008. In the interim, the Audit Committee has appointed Ernst & Young to serve as the company’s independent auditors for the first quarter of 2008. The company will make a public announcement, in the form of a Form 8-K filing, in the event that it decides to engage a firm other than Ernst & Young.

As a result of the Audit Committee’s decision to issue the RFP, the company determined that it was not appropriate to request shareholder ratification of an independent auditor at the 2008 Annual Meeting of Shareholders. The company expects to return to the practice of seeking shareholder ratification of the independent auditor in 2009 and future years.

As the company’s independent auditors for the fiscal year ended December 31, 2007, representatives of Ernst & Young will be available to answer questions at the upcoming Annual Meeting of Shareholders.

The Audit Committee reviews and pre-approves all audit and permissible non-audit services to be provided by the independent auditors. Non-audit services may include audit-related services, tax services and other services not prohibited by SEC rules on auditor independence. Pre-approval is detailed as to the particular service or category of services and generally is subject to a specific budget. The independent auditors report periodically to the Audit Committee regarding the extent of services provided in accordance with the Committee’s pre-approvals and the fees for services performed to date. In 2007, the Audit Committee pre-approved all fees for Ernst & Young’s services. As described in the Audit Committee Report for 2007, set forth above under “Information About the Board of Directors,” the Audit Committee determined that the non-audit services provided to the company by Ernst & Young in 2007 were compatible with maintaining its independence.

In February 2007, the Audit Committee approved guidelines that allow the Chairman of the Audit Committee to approve individual audit engagements of less than $50,000, with a summary of these services to be provided to the other members of the Audit Committee at its next regularly scheduled meeting. In addition, to accommodate the need for timely performance of certain non-audit services, the Audit Committee annually may pre-approve up to an aggregate of $50,000 for audit-related services, tax compliance services and tax advisory services in support of the tax compliance services without prior discussion of the nature and scope of the services to be provided. To the extent that services requested by company employees differ in nature and scope from the pre-approved items, separate Audit Committee pre-approval will be required prior to commencement of those services.

Audit Fees

The aggregate fees billed by Ernst & Young for professional services rendered for the audits of the company’s annual financial statements were $5,074,000 in 2007 and $5,143,500 in 2006. The fees also covered services for the related reviews of financial statements included in the company’s Forms 10-Q for those years, the audit of the effectiveness of the company’s internal controls over financial reporting, and services that are normally provided by the auditors in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

The aggregate fees billed by Ernst & Young for professional services rendered for assurance and related services that were reasonably related to the performance of the audit or review of the company’s financial statements not reported under “Audit Fees” above were $76,000 in 2007 and $43,300 in 2006. These charges represented services primarily pertaining to accounting consultation and assistance regarding potential and actual acquisitions and dispositions, and audits of employee benefit plans.

Tax Fees

The aggregate fees billed by Ernst & Young for professional services rendered for tax compliance, tax advice and tax planning were $539,000 in 2007 and $509,500 in 2006. These amounts represent expatriate tax services for certain employees excluding any employee who has the ability to materially impact the controls over financial reporting and disclosure, consultation on acquisitions and divestitures, customs and tax compliance services and other miscellaneous tax advice.

All Other Fees

Ernst & Young did not provide any products or services other than those reported in the preceding paragraphs.

Related Person Transactions Policy

On April 5, 2007, the Board of Directors adopted a written policy with respect to transactions in which the company participates and related persons have a material interest. Related persons include Chiquita’s executive officers, directors, director nominees, 5% or more beneficial owners of Chiquita’s common stock and immediate family members of these persons. Under the policy, the Audit Committee is responsible for reviewing and approving or ratifying related person transactions that exceed $100,000 per year. Certain related person transactions have been deemed pre-approved by the Audit Committee and do not require any other approval under the policy. If an Audit Committee member or his or her family member is involved in a related person transaction, the member will not participate in the approval or ratification of the transaction. In instances where it is not practicable or desirable to wait until the next meeting of the Audit Committee for review of a related person transaction, the policy grants to the Chair of the Audit Committee (or, if the Chair or his or her family member is involved in the related person transaction, any other member of the Audit Committee) delegated authority to act between Audit Committee meetings for these purposes. A report of any action taken pursuant to delegated authority must be made at the next Audit Committee meeting.

For the Audit Committee to approve a related person transaction, it must be satisfied that it has been fully informed of the interests, relationships and actual or potential conflicts present in the transaction and must believe that the transaction is fair to the company. The Audit Committee also must believe, if necessary, that the company has developed a plan to manage any actual or potential conflicts of interest. The Audit Committee may ratify a related person transaction that did not receive pre-approval if it determines that there is a compelling business or legal reason for the company to continue with the transaction, the transaction is fair to the company and the failure to comply with the policy’s pre-approval requirements was not due to fraud or deceit.

Shareholder Nominations and Proposals at the 2009 Annual Meeting

Advance Notice Requirement for Nominations and Proposals. Under the company’s Certificate of Incorporation, a shareholder will be entitled to nominate directors or submit proposals at the 2009 Annual Meeting only if the company has received proper advance notice of the nomination or proposal prior to the close of business on March 25, 2009. Nominations and submissions after this date will be considered untimely. Information as to how to comply with this advance notice requirement is contained in the Certificate of Incorporation, which is attached as Exhibit 1 to the company’s Form 8-A filed on March 12, 2002, and can be accessed at www.sec.gov or at www.chiquita.com by clicking on “Investors”

and “SEC Filings.” A copy of the Certificate of Incorporation may also be obtained by calling Chiquita at (513) 784-6366. Shareholders may also make recommendations for director nominations to the Nominating & Governance Committee of the Board before December 31, 2008, as described above under “Nominating & Governance Committee.”

Inclusion of Proposals in Proxy Statement. For shareholder proposals to be eligible for inclusion in Chiquita’s Proxy Statement and proxy card for the 2009 Annual Meeting of Shareholders, they must be received by the company by December 29, 2008.

Notices of nominations and proposals should be delivered or mailed to the attention of the Corporate Secretary at Chiquita’s executive offices in Cincinnati, Ohio, at:

Chiquita Brands International, Inc.

Chiquita Center

250 East Fifth Street

Cincinnati, Ohio 45202

Requests for Certain Documents

Chiquita’s 2007 Annual Report to Shareholders, including the 2007 Annual Report on Form 10-K and financial statements for the fiscal year ended December 31, 2007, is being mailed with this Proxy Statement. If you would like to receive a copy of exhibits to the Form 10-K that were filed with the Securities and Exchange Commission, or any of the other documents referred to in this proxy statement, such as the company’s Code of Conduct, Board governance policies and charters of the committees of the Board, we will send them to you if you call (513) 784-6366 or write to us at 250 East Fifth Street, Cincinnati, Ohio 45202, Attn: Corporate Secretary. All of Chiquita’s reports filed with the Securities and Exchange Commission are available at www.sec.gov. You may also access all of these documents at www.chiquita.com by clicking on “Investors” and then either “Governance” or “SEC Filings.” The documents available on Chiquita’s website are not, and shall not be deemed to be, a part of this proxy statement or incorporated into any other filings the company makes with the Securities and Exchange Commission.

By order of the Board of Directors,

/s/ James E. Thompson
James E. Thompson
Senior Vice President, General Counsel and Secretary

Cincinnati, Ohio

April 15, 2008

CHIQUITA BRANDS INTERNATIONAL, INC.

ANNUAL MEETING OF SHAREHOLDERS

Thursday, May 22, 2008

10:00 a.m. Eastern Daylight Time

Hilton Cincinnati Netherland Plaza

35 West Fifth Street

Cincinnati, Ohio 45202

Directions to the Hilton Cincinnati
Netherland Plaza:
FROM THE NORTH ON I-75 SOUTH
Take the Fifth Street Exit (#1E) on the left. Follow Fifth Street to the hotel on the corner of Fifth and Race Streets.
FROM THE NORTH ON I-71 SOUTH

Take the Third Street Exit (#25). This exits into

the left side of the Lytle Tunnel which becomes

Third Street. Turn Right on Elm Street. Turn

Right on Fifth Street. Follow Fifth Street to the

hotel on the corner of Fifth and Race Streets.

FROM THE SOUTH ON I-71-75 NORTH
After crossing the bridge into Ohio, take the Fifth Street Exit (#1C). Follow Fifth Street to the hotel at the corner of Fifth and Race Streets.

Chiquita Brands International, Inc. 250 East Fifth Street Cincinnati, OH 45202	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on Thursday, May 22, 2008.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.

This proxy is solicited on behalf of the Board of Directors of Chiquita Brands International, Inc.

The undersigned hereby appoints Fernando Aguirre and James E. Thompson, or either of them, proxies of the undersigned, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated below, all shares of Common Stock, par value $.01 per share, which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of Chiquita Brands International, Inc. to be held May 22, 2008 at 10:00 a.m., or any adjournment of such meeting.

We encourage you to vote by telephone or internet; instructions on how to do so are on the reverse. If you wish to vote by mail, just complete, sign and date the reverse side of this card and return it promptly using the enclosed envelope. No postage is necessary.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder

Meeting to be Held on May 22, 2008: The Proxy Statement and Annual Report to Shareholders
are available at http://ww3.ics.adp.com/streetlink/CQB

See reverse for voting instructions.

There are three ways to vote your Proxy	COMPANY #

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

•     In the U.S. and Canada, use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 1:00 p.m. Eastern Time on Wednesday, May 21, 2008.

•     Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — www.eproxy.com/cqb — QUICK *** EASY *** IMMEDIATE

•     Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 1:00 p.m. Eastern Time on Wednesday, May 21, 2008.

•     Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it promptly in the postage-paid envelope we’ve provided or return it to Chiquita Brands International, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873. The proxy card must be received by the close of business on May 21, 2008.

If you vote by Phone or Internet, please do not mail your Proxy Card

  Please detach here

The Board of Directors Recommends a Vote “FOR” the following:
1. Election of eight directors:	01 Fernando Aguirre 02 Howard W. Barker, Jr. 03 William H. Camp 04 Robert W. Fisher	05 Clare M. Hasler 06 Durk I. Jager 07 Jaime Serra 08 Steven P. Stanbrook	☐	Vote FOR all nominees (except as marked below)	☐	Vote WITHHELD from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Reapprove the Performance Measures applicable to performance-based awards under the Chiquita Stock and Incentive Plan.			☐ For ☐ Against ☐ Abstain

The proxies are further authorized in their discretion to vote upon such other business as may properly come before the meeting or any adjournment of the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND FOR PROPOSAL 2.
Date

Signature(s) in Box

Please execute this Proxy as your name(s) appear(s) hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or other fiduciary or representative capacity, please set forth the full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.